Exhibit 10.1

EXECUTION

EQUITY PURCHASE AGREEMENT

BY AND BETWEEN

BAKER HUGHES HOLDINGS LLC,

AND

TEAM, INC.

DATED AS OF AUGUST 14, 2022

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Exhibits

Exhibit A	Territory
Exhibit B	Seller Bring Down Certificate
Exhibit C	Stock Power
Exhibit D	Non-Foreign Status Affidavit
Exhibit E	Buyer Bring Down Certificate
Exhibit F	Binder Agreement and R&W Insurance Policy
Exhibit G	Transition Services Agreement

SCHEDULES

Schedule: Permitted Liens

Schedule: Working Capital

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EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of August 14, 2022, is made by and between Team, Inc., a Delaware corporation (“Seller”), and Baker Hughes Holdings LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer shall be referred to herein from time to time each as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, Seller owns beneficially and of record all of the issued and outstanding equity interests of TQ Acquisition, Inc., a Texas corporation (the “Company”), which consist of 95,000 shares of Class A Common Stock, par value $1.00 per share and 5,000 shares of Class B Common Stock par value $1.00 per share (collectively, the “Company Interests”);

WHEREAS, the Parties desire that Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Company Interests, on the terms and subject to the conditions herein; and

WHEREAS, immediately following the Closing, Buyer shall own, beneficially and of record, all of the Company Interests.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Accrued Income Tax Amount” means an amount, which shall not be less than zero, equal to the aggregate Liability for unpaid income Taxes of each Company Group Member, the first due date for which arises after the Closing Date, with respect to Pre-Closing Tax Periods (determined, in the case of any Straddle Period, in accordance with Section 5.5(a)). The Accrued Income Tax Amount shall be calculated (a) in accordance with the past practices of the applicable Company Group Member and solely for jurisdictions where the applicable Company Group Member filed a Tax Return for the last taxable period for which a Tax Return was due or commenced activities after the end of such taxable period, (b) by including estimated or other prepaid income Tax payments to the extent such payments have the effect of reducing the particular unpaid income Taxes in respect of which such payments were made, (c) by taking into account any Deal Generated Deductions to the extent provided in Section 5.5(h), (d) by excluding any Taxes attributable to transactions by or on behalf of the Buyer occurring outside the ordinary course of business on the Closing Date or after the Closing and (e) by excluding any deferred Tax Liabilities. For the avoidance of doubt, the Accrued Income Tax Amount shall not include Taxes of Seller or any Seller Consolidated Group.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative thereto.

“Atlantic Park Credit Agreement” means the Credit Agreement, dated December 18, 2020, among Team, Inc., as Borrower, the financial institutions party thereto from time to time and Atlantic Park Strategic Capital Fund, L.P., as Agent, as amended.

“Base Price” means Two Hundred Eighty Million Dollars ($280,000,000).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of Texas.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.4 (Brokerage), Section 4.5 (Investment Intent) and Section 4.6 (Funds).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended and supplemented, and any administrative or other guidance or any Law published (or enacted) with respect by any Governmental Entity (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar COVID-19 Measures).

“Cash and Cash Equivalents” means, without duplication, the aggregate amount of cash and cash equivalent items of the Company Group as of 12:01 a.m. Central Time on the Closing Date, including, (a) cash on deposit, checking and other bank account balances, in each case, with a bank or other financial institution (including any checks, drafts, wires deposited or made for the accounts of such Person prior to such time but not yet reflected in the accounts of such Person as of such time (provided that credit for any checks, drafts or wire that are dishonored shall be excluded)), net of outstanding checks, drafts and outgoing wires and (b) marketable securities, certificates of deposits and other short term investments (in each case, to the extent convertible to cash within 30 days), net of any breakage costs, liquidation payments or early withdrawal fees or penalties that would be payable upon the liquidation at Closing of any such marketable securities, certificates of deposit and other short term investments. Notwithstanding anything to the contrary contained herein, “Cash and Cash Equivalents” shall exclude (1) Restricted Cash, (2) any proceeds from any sale or transfer of assets of the Company Group since the date of this Agreement (other than sales of inventory in the ordinary course of business) and (3) amounts that are included in Working Capital.

“Clayton Act” means the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code Section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Company Employee Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained, contributed to, or required to be contributed to by a Company Group Member or with respect to which the Company Group Member has any Liability (contingent or otherwise) on behalf of any current or former officer, director, manager, employee or independent contractor.

“Company Group” means, collectively or individually, as context requires, the Company and each Company Subsidiary.

“Company Group Member” means any Company Group member.

“Company Group Software” means any software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and all related specifications and documentation, in each case that is Company Owned Intellectual Property.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 4, 2022, by and between Bently Nevada LLC and Seller.

“Contract” means any contract, subcontract, agreement, license, sublicense, debenture, note, bond, mortgage, indenture, deed of trust, Lease or any other instrument or obligation (including any amendments, supplements or modifications thereto) that is legally binding.

“Corre Credit Agreement” means the Subordinated Term Loan Credit Agreement dated November 9, 2021, by and among Team, Inc., Corre Credit Fund, LLC, as agent, and the lenders party thereto, as amended.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Credit Agreements” means (i) the Atlantic Park Credit Agreement, (ii) the Eclipse Credit Agreement and (iii) the Corre Credit Agreement.

“Deal Generated Deductions” means, without duplication, any obligation of Seller or any Company Group Member, in each case permitted as a deduction for income Tax purposes, to the extent related to or arising from the negotiation, preparation or consummation of this Agreement or the transactions contemplated by this Agreement, in each case solely to the extent (a) paid or required to be paid or reimbursed by any Company Group Member and not required to be paid or borne by Buyer under this Agreement or (b) resulting in a negative adjustment to the Final Purchase Price, including (i) any investment banking fees, financial advisory fees, brokerage fees, commissions, finder’s fees, attorneys’ fees and expenses, accountants’ fees, and expenses, or similar fees incurred by Seller or any Company Group Member arising in connection with this Agreement or the transactions contemplated by this Agreement, (ii) any obligation of Seller or any Company Group Member to pay any Person consideration in connection with the consummation of the transactions contemplated by this Agreement under any Employee Benefit Plan to current or former directors, officers, employees and consultants and that is included in Indebtedness; and (iii) any employment and related Taxes imposed on Seller or any Company Group Member in connection with the payment of any of the obligations pursuant to clause (ii) of the foregoing items, without regard to any ability to defer such Taxes under the CARES Act.

“Eclipse Credit Agreement” means the Credit Agreement, dated February 11, 2022, among Team, Inc., as Borrower, the lender parties thereto, and Eclipse Business Capital, LLC, a Delaware limited liability company, as agent, as amended.

“Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each other retirement, pension, profit-sharing, deferred compensation, bonus, cash incentive or commission, equity or equity-based, transaction, change in control, retention, severance, vacation, paid time off, supplemental unemployment benefit, health or welfare, employment, independent contractor, fringe-benefit, and any other benefit or compensation plan, policy, program, practice, agreement, Contract or arrangement other than plans maintained by a Governmental Entity.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations in effect on the Closing Date concerning pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person engaged in a trade or business that would at any relevant time be treated together with any Company Group Member as a “single employer” under Section 414 of the Code.

“Equity Security” means, with respect to any Person (a) any common, preferred, or other capital stock, limited liability company interest, or membership interest, partnership interest, or similar security or equity interests; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a); (c) any other security containing equity features or profit participation features (including any stock-appreciation rights, stock-based performance rights or units, “phantom” stock rights, profits interests or similar rights); (d) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes and other convertible debt); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“Equityholder” means any holder of Equity Securities of the Company Group.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Final Purchase Price” means an amount equal to (a) Base Price, (b) plus Final Cash, (c) minus Final Indebtedness, and (d) minus Final Transaction Expenses, and (e)(i) plus the amount, if any, that Final Working Capital is greater than the Target Working Capital or (ii) minus the amount, if any, that Final Working Capital is less than the Target Working Capital.

“Fraud” means a claim for Delaware common law fraud with a specific intent to deceive with respect to a representation or warranty contained in this Agreement and any document delivered in connection herewith. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAC Approval” means the approval of the General Authority for Competition of the Kingdom of Saudi Arabia pursuant to the Saudi Competition Law.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“GILTI Inclusion” means any amounts required to be included in the gross income of any member of the Seller Consolidated Group pursuant to Section 951A of the Code (taking into account the applicability of Section 245A of the Code) if the taxable year of any such member, as applicable, were deemed to end on the Closing Date.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company or operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than a natural person) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, police, taxing, regulatory or administrative authority or functions of or pertaining to government, including any court, tribunal, arbitrator, or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission, bureau, official or instrumentality of any such national, supernational, foreign, domestic, territorial, state, local or provincial government.

“Hazardous Materials” means all substances, materials, pollutants, chemicals or wastes that are classified, listed, defined or regulated as a “pollutant,” a “contaminant,” “toxic,” or “hazardous” or words of similar meaning and regulatory effect under any Environmental Law or that are regulated under Environmental Laws because of their hazardous or dangerous properties or characteristics. Without limiting the generality of the foregoing, the term “Hazardous Materials” includes petroleum products or by-products, asbestos, polychlorinated biphenyls and per- and poly-fluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company Group, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (including indebtedness of the Company Group under the Credit Agreements); (b) all indebtedness evidenced by or obligation in respect of any note, bond (excluding, for the avoidance of doubt, payment or performance bonds provided by any Company Group Member and set forth on Schedule 1.1(a)), surety, letter of credit (to the extent drawn), debenture, mortgage or other debt instrument or debt security and obligations in respect of bankers acceptances or other financial products; (c) all indebtedness for borrowed money of any Person for which the Company Group has guaranteed payment; (d) all capitalized Lease obligations as defined under GAAP without giving effect to the adoption of Accounting Standards Certification 842 (Lease Accounting); (e) the aggregate dollar amount of any funded letters of credit; (f) any unpaid “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) deferred pursuant to Section 2302 of the CARES Act or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or similar applicable Laws enacted by any Governmental Authority in any state, local or foreign jurisdictions in response to COVID-19; (g) the Accrued Income Tax Amount; (h) amounts owed as deferred purchase price of property, assets or services with respect to which the Company is liable, as obligor or otherwise (including past acquisitions and including the maximum amount of unpaid “earn-outs”, seller notes and similar obligations); (i) obligations in respect of any interest rate, currency, exchange or other derivative financial, hedging or swap agreement; (j) any accrued or owed, but unpaid or underfunded obligations under any long service or long term plan, deferred compensation, severance, accrued and unused paid time off or vacation from the prior year, “single trigger” change in control, retention (including the Seller Retention Obligations to the extent not paid as of Closing and excluding the obligations that Buyer is contractually responsible for under the Retention Agreements) or other bonuses or incentive compensation plan or arrangement, whether triggered or payable prior to or at Closing or at any point in the future, but for the avoidance of doubt, only relating to the period at or prior to Closing and not including “double-trigger” change in control payments that would not be payable absent actions taken by Buyer or any of its Affiliates following the Closing (including the employer’s share of all payroll and other employment related Taxes to be paid on such amounts, determined as if such amounts were payable at the Closing), as determined, if and as applicable, by the monthly or quarterly reporting, as the case may be, of achievement of the applicable performance metrics; (k) the self-funded portion of any claims made under workers’ compensation insurance policies; (l) all amounts reported or required to be reported (i) as “uncertain tax positions” on IRS Schedule UTP or IRS Form 8275 or IRS Form 8275-R, (ii) in accordance with Accounting Standards Certification 740-10 (Accounting for Uncertainty in Income Taxes) or Taxes reasonably likely to be payable to a Taxing Authority under a voluntary disclosure program; (m) declared and unpaid dividends, (n) to the extent not reflecting in the foregoing items, those specific items set forth on Schedule 2.3, and (o) indebtedness of another Person of the types described in clauses (a) – (n), as applicable, guaranteed, directly or indirectly, by any Company Group Member; provided, that “Indebtedness” shall not include (i) Liabilities to the extent included in the calculation of Working Capital and (ii) any intercompany Indebtedness between the Company, on the one hand, and one or more of its Subsidiaries, on the other hand, or as solely between Company Subsidiaries. To the extent any Indebtedness, with respect to the Company Group, will be retired or discharged at the

Closing, “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, prepayment and other premiums, make-whole payments, breakage fees and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness at Closing.

“Initial Purchase Price” means an amount equal to (a) Base Price, (b) plus Estimated Cash, (c) minus Estimated Indebtedness, (d) minus Estimated Transaction Expenses, and (e)(i) plus the amount if any, that Estimated Working Capital is greater than the Target Working Capital or (ii) minus the amount, if any, that Estimated Working Capital is less than the Target Working Capital.

“Intellectual Property” means all of the following, in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions and any reissue, continuation, continuation-in-part, divisional, extension or reexamination thereof (collectively, “Patents”); (b) trademarks, service marks and trade dress, logos, slogans, and other indicia of origin, whether or not registered (collectively, “Trademarks”); (c) Internet domain names; (d) works of authorship, copyrights, software and other copyrightable works, whether or not registered (collectively, “Copyrights”); (e) registrations, applications for registration, and renewals of any of the foregoing; and (f) trade secrets recognized under applicable Law as “trade secrets” and corresponding rights in confidential information and other non-public information (whether or not patentable).

“Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry, of Nelson Haight, André C. Bouchard, Michael R. Wood, Keith Tucker, Robert Young, Stefan Papenfuss, Ron Maurier, Robert De Lorenzo, Billy Easter and Chris Price.

“Laws” means all laws (including common law), statutes, ordinances, codes, rules, regulations, injunctions, written constitutions, judgments, decrees and Orders of a Governmental Entity. All references to “Law” shall be deemed to include any amendments thereto, unless the context otherwise requires.

“Leased Real Property” means all land, buildings, structures, improvements, fixtures and other real property held by the Company Group under the Leases. The term “Leased Real Property” does not include Owned Real Property.

“Leases” means all leases, subleases, licenses, sublicenses, concessions and other agreements, together with all amendments, modifications, extensions, renewals, guaranties, subordination and non-disturbance agreements and other agreements with respect thereto, pursuant to which any the Company Group Member holds any Leased Real Property.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, any and all liens, charges, levies, assessments, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, rights-of-way, covenants, reservations, encroachments, restrictions and security interests and mineral rights.

“Losses” means all losses, damages, judgments, assessments, Taxes, awards, penalties, fines, interest, costs, settlements, and expenses (including reasonable attorneys’ fees and other fees and expenses reasonably incurred in investigating and defending a Proceeding); provided, that “Losses” shall not include any punitive or exemplary damages, except to the extent payable in connection with a third party claim.

“Material Adverse Effect” means any event, change, effect, development, condition, circumstance, occurrence, fact or state of facts that, individually or in the aggregate, (a) prevents, materially delays, hinders or impairs, or would reasonably be expected to prevent, materially delay, hinder or impair, the ability of Seller or the Company to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby or (b) has, or would reasonably be expected to have, a material and adverse effect upon the Business, results of operations or financial condition of the Company Group, taken as a whole; provided, however, that any such event, change, effect, development, condition, circumstance, occurrence, fact or state of facts to the extent arising from the following, will not constitute a Material Adverse Effect and will not be considered in determining whether a Material Adverse Effect has occurred (for purposes of the foregoing clause (b)): (i) changes that are the result of factors generally affecting the industries or markets in which the Company Group operates; (ii) any adverse change, effect or circumstance arising out of the announcement (in accordance with this Agreement) or pendency of the transactions contemplated by this Agreement; (iii) changes in Law or GAAP; (iv) any failure of any Company Group Member to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (it being understood that the underlying event, change, effect, development, condition, circumstance, occurrence, fact or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred, if not otherwise excluded by this definition); (v) changes that are the result of economic factors generally affecting the national, regional or world economy or financial markets; (vi) any change in general financial, banking, or securities markets; (vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or similar act of God or force majeure event; (viii) any national or international political or social conditions in any jurisdiction in which the Company Group conducts business which generally affect the industry or segments in which the Company Group conducts business; (ix) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (x) any epidemic, pandemic or disease outbreak (including COVID-19), or any law, regulation, statute, directive, pronouncement, guideline or interpretation thereof issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, regulation, statute, directive, pronouncement, guideline or interpretation thereof following the date of this Agreement; (xi) any actions taken, or failures to take action, in each case, to which Buyer has expressly consented in writing; and (xii) any actions taken by the Company or any Company Group Member in compliance with the express terms of this Agreement; except in the case of clauses (i), (iii), (iv), (v), (vi), (vii), (viii) and (ix), to the extent that the Company Group is materially and disproportionately adversely affected thereby as compared to other companies in the industries or segments in which they operate or conduct business.

“Notification and Report Forms” means the notification and report forms contemplated to be filed under the HSR Act.

“Order” means any order, award, judgment, injunction, decree, writ, subpoena, decision, ruling or verdict entered, issued, made or rendered by any Governmental Entity.

“Owned Real Property” means all real property, together with all land, buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company Group in fee simple. The term “Owned Real Property” does not include Leased Real Property.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Permitted Liens” means (a) easements, rights of way, restrictions, covenants, reservations, and mineral rights of record, minor encroachments, and other similar Liens affecting title to any property which, in each case, are not violated in any material respect by and do not materially impair the current use or operation of any property, (b) any non-monetary exceptions or other matters disclosed in policies of title insurance or surveys with respect to the Owned Real Property, which do not materially impair the current use or operation of any Owned Real Property, (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith by appropriate Proceedings, diligently conducted, and for which adequate reserves have been established and are being maintained in the Financial Statements in accordance with GAAP, (d) statutory Liens in favor of suppliers of goods for which payment is not yet due or delinquent, (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business which are not yet due and payable or which are being contested in good faith by appropriate Proceedings, diligently conducted, and for which adequate reserves have been established and are being maintained in the Financial Statements (in accordance with GAAP) (f) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which are not violated by in any material respect and do not materially impair the current use or operation of any Real Property; (g) in the case of Leased Real Property, any Liens to which the underlying fee or any other interest in the subject premises (or the land on which or the building in which the subject premises may be located) is subject, including rights of grantor(s) owner(s) or landlord(s) and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, (h) non-exclusive licenses of Intellectual Property, and (i) those Liens set forth on the Schedule 1.1(b).

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means all data and information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly to a particular individual or is otherwise subject to any applicable Privacy Laws related to the privacy or security of information associated with an individual.

“Post-Closing Tax Period” means any taxable period that begins on or after the Closing Date and the portion starting on or after the Closing Date for any taxable period that includes (but does not begin on) the Closing Date; provided that, in the case of any income Tax, the Post-Closing Tax Period means any taxable period that begins after the Closing Date and the portion starting after the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and the portion through the end of the date immediately prior to the Closing Date for any taxable period that includes (but does not begin on) the Closing Date; provided that, in the case of any income Tax, the Pre-Closing Tax Period means any taxable period ending on or before the Closing Date and the portion through the end of the day on the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Privacy Laws” means all Laws concerning the Processing, privacy, access, exchange or security of Personal Information, and all such Laws governing privacy, data security, data or security breach notification, including, as applicable, state consumer protection laws; state data breach notification laws; and implementing regulations concerning all such laws.

“Privacy Policies” means the Company Group’s internal and external privacy policies or guidelines relating to the Processing of Personal Information (e.g., posted privacy policies, notices provided in connection with the Processing of Personal Information).

“Proceeding” means any action, claim, charge, suit, complaint, litigation, arbitration, investigation, audit, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means any operation or set of operations which is performed on data or on sets of data, including, Sensitive Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, selection, structuring, storage, visualization, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination, distribution, or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Prohibited Person” means (a) any Person or vessel listed on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”); (b) any Person located, organized or ordinarily resident in, any country against which the U.S. maintains comprehensive economic sanctions or embargos (at present, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine) (unless dealing with such Person is authorized under U.S. Law); (c) a Person 50% or more owned or, where relevant under applicable law, controlled by, any of the Persons listed in subparagraphs (a) or (b) above; or (d) a Person listed on, or otherwise the subject of, any other restricted or designated party list administered by the United Nations, including the UN Consolidated List maintained by the UN Security Council Committee.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Related Party” means (a) each individual who is an employee, officer or director of the Company Group, (b) each member of the immediate family of each individual referred to in clause (a) above and (c) any trust or other Person (other than the Company Group) in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold) any beneficial interest.

“Representative” means, with respect to any Person, such Person’s directors, managers, officers, employees, Affiliates, investment bankers, attorneys, accountants and other agents, advisors or representatives.

“Restricted Cash” means cash which is not reasonably expected to be freely usable or transferable by the Business because it is subject to material restrictions or limitations on use or distribution by Law or contract, including those items set forth on Schedule 1.1(c).

“Retention Agreements” means those retention agreements with employees of the Business set forth on Schedule 3.17(a).

“Saudi Competition Law” means the Royal Decree No. M/75 dated 29/06/1440H (19 March 2019) of the Kingdom of Saudi Arabia.

“Schedules” means the Schedules delivered by the Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (i) applicable federal, state and local securities Laws and (ii) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Seller Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code), with respect to which (a) a Company Group Member and (b) Seller or an Affiliate of Seller (other than a Company Group Member), is or was a member on or prior to the Closing Date.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2 (Ownership), Section 3.4 (Shared Assets; Title to Assets; Sufficiency), Section 3.5 (Capitalization) and Section 3.15 (Brokerage).

“Seller Retention Obligations” means the obligations pursuant to the Retention Agreements that provide payments triggered based solely on service through the Closing (but not beyond the Closing) and any other Liabilities relating to any matters under the Retention Agreements prior to the Closing (whether arising prior to or on the Closing). For the avoidance of doubt, any obligations that have accrued or are owed prior to or on the Closing, but remain unsatisfied after the Closing, belong to Seller.

“Sensitive Data” refers to a subset of Personal Information that, separately or when combined with other data, can be used to cause harm, financial loss or injury to an individual or result in identity theft of fraud. Sensitive Data includes, for example and without limitation, information that would constitute individually identifiable health information or protected health information as defined by HIPAA, nonpublic personal information as defined by the Gramm-Leach-Bliley Act, or personally identifiable information as defined by U.S. state breach notification laws, or cardholder data (and terms of similar import) as defined by applicable by the Payment Card Industry Data Security Standard.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Straddle Period” means any taxable period that begins before the Closing Date and ends on or after the Closing Date; provided that, in the case of any income Tax, the Straddle Period means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subpart F Income” means any amounts required to be included in the gross income of any member of the Seller Consolidated Group pursuant to Section 951 of the Code (taking into account the applicability of Section 245A of the Code) if the taxable year of any such member, as applicable, were deemed to end on the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Target Working Capital” means an amount equal to Twenty Four Million Three Hundred Eighty Thousand Dollars ($24,380,000).

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, windfall, profits, customs and other import or export duties, capital stock, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, transaction, or alternative or add-on minimum tax, and all other taxes and similar governmental charges in the nature of a tax, together with all interest, penalties and additions imposed with respect to the foregoing and (b) Liability of any Person for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any “affiliated group” (as the term is defined in Section 1504(a) of the Code) or being included in any Tax Return relating thereto.

“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with the determination, assessment or collection of Taxes or the administration of any Laws relating to any Taxes, including Treasury Form TD F 90-22.1 and FinCEN Form 114 (Report of Foreign Bank and Financial Accounts) or similar form under foreign Law.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Territory” means those jurisdictions and territories set forth on Exhibit A.

“Trade Controls Laws and Regulations” means export controls, antiboycott measures, import restrictions and economic sanctions Laws of each jurisdiction where all or any portion of the Business is conducted or to which equityholders of the Company Group, the Company Group or any assets or properties of the Company Group are otherwise subject, including the Export Administration Act of 1979 (50 U.S.C. App. §§ 2401-2420); the Export Administration Regulations (15 C.F.R. Parts 730-774); the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706); the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); the Foreign Trade Regulations (15 C.F.R. Part 30); regulations and restrictions administered by OFAC (31 C.F.R. Part 500 et seq.); Executive Orders of the President of the U.S. regarding restrictions on trade with designated countries and Persons; the antiboycott regulations administered by the U.S. Department of Commerce (15 C.F.R. Part 760); the antiboycott provisions administered by the U.S. Department of the Treasury (26 U.S.C. § 999 and related Treasury Guidelines); and any other applicable export controls, import or economic sanctions Laws administered by any U.S. Governmental Entity or (except to the extent inconsistent with U.S. Law) by any non-U.S. Governmental Entity.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Expenses” means, without duplication, the unpaid amount of all out-of-pocket fees, costs and expenses, including accounting, tax, professional, advisory, management, monitoring or consulting fees and expenses incurred, incurred by any Company Group Member on or prior to the Closing in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated hereby; provided, however, Transaction Expenses shall be calculated without duplication of any amounts to the extent used in the calculation of Indebtedness or Working Capital. Notwithstanding anything to the contrary contained herein, in no event shall “Transaction Expenses” include any amounts with respect to the R&W Insurance Policy or any other amounts for which Buyer is responsible under Section 5.7.

“Transition Services Agreement” means the Transition Services Agreement, between Team Industrial Services, Inc., a Texas corporation and the Company to be entered into as of the Closing, in the form attached hereto as Exhibit G.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation Section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified, and to the extent taxpayers are permitted to rely on them, proposed regulations.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital” means (a) the current assets (excluding Cash and Cash Equivalents) of the Company Group set forth on the Working Capital Schedule attached hereto, minus (b) the current liabilities (excluding Indebtedness) of the Company Group set forth on the Working Capital Schedule attached hereto, in each case, determined as of 12:01 a.m. Central Time on the Closing Date. The Working Capital Schedule attached hereto sets forth (i) the balance sheet accounts in respect of current assets and current liabilities that shall be the exclusive accounts used for purposes of determining Estimated Working Capital and Final Working Capital, and (ii) an illustrative calculation of Working Capital as of the last day of each calendar month during the period beginning January, 2022 through June, 2022 using such balance sheet accounts, together with the calculation of Target Working Capital, determined as the average month-end Working Capital during such period, subject to the one-off adjustment set forth thereon. Working Capital shall be determined in accordance with the Working Capital Schedule (including, for the avoidance of doubt, reflecting the adjustments to individual accounts set forth thereon) and calculated in accordance with GAAP, and subject to the remainder of this paragraph, calculated on a basis consistent with the accounting principles, practices, procedures, methodologies and policies that were employed in preparing the Financial Statements (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) (“Past Practices”). To the extent the Working Capital Schedule is inconsistent with Past Practices or GAAP, the Working Capital Schedule shall control. To the extent Past Practices are inconsistent with GAAP, GAAP shall control. For the avoidance of doubt, Working Capital shall exclude any income Tax assets and Liabilities and any deferred Tax assets and Liabilities.

Section 1.2 Cross-References to Other Defined Terms. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
“Accounting Firm”	Section 2.4(b)
“Acquisition Proposal”	Section 5.1(e)
“Affiliate Arrangement”	Section 3.21
“Agreement”	Preamble
“AML Laws”	Section 3.24(a)
“Antitrust Laws”	Section 5.2(c)
“Binder Agreement”	Section 5.3(a)
“Business”	Section 5.1(a)(i)
“Business Information Systems”	Section 3.25(c)
“Buyer”	Preamble
“Buyer’s 401(k) Plan”	Section 5.14(c)
“Closing”	Section 2.5
“Closing Date”	Section 2.5
“Closing Item”	Section 2.4(a)
“Closing Statement”	Section 2.4(a)
“Company”	Recitals
“Company Contractors”	Section 3.16(b)
“Company Group Member 401(k) Plan”	Section 5.14(c)
“Company Interests”	Recitals
“Company Owned Intellectual Property”	Section 3.13(b)
“Company Products and Services”	Section 3.23(a)
“Competing Business”	Section 5.20(a)(iii)
“Confidential Information”	Section 5.19(a)

Defined Term	Reference
“Continuing Employees”	Section 5.14(a)
“control”	Section 1.1
“Corporation”	Exhibit C
“D&O Indemnified Persons”	Section 5.11(a)
“D&O Provisions”	Section 5.11(a)
“De-Identified Information”	Section 3.25(d)
“Dispute Notice”	Section 2.4(b)
“Effective Time”	Section 2.5
“Environmental Permits”	Section 3.20
“Estimated Cash”	Section 2.3(a)(i)
“Estimated Closing Statement”	Section 2.3(a)(i)
“Estimated Indebtedness”	Section 2.3(a)(i)
“Estimated Transaction Expenses”	Section 2.3(a)(i)
“Estimated Working Capital”	Section 2.3(a)(i)
“Excess Amount”	Section 2.4(d)
“FCPA”	Section 3.24(b)
“Final Allocation”	Section 2.4(b)
“Final Cash”	Section 2.4(a)
“Final Indebtedness”	Section 2.4(a)
“Final Transaction Expenses”	Section 2.4(a)
“Final Working Capital”	Section 2.4(a)
“Financial Statements”	Section 3.6(a)
“IRS”	Section 3.17(a)
“K&E”	Section 7.11
“Latest Balance Sheet”	Section 3.6(a)
“Leave Employees” “Material Contract”	Section 5.14(a) Section 3.12(b)
“Material Customer”	Section 3.22(a)
“New Plans”	Section 5.14(b)
“Non-Party Affiliates”	Section 7.13
“Outside Date”	Section 6.1(c)
“Past Practices”	Section 1.1
“Party”	Preamble
“Payment Information”	Section 2.7(b)(iv)
“PINNs Agreement”	Section 5.1(i)
“Post-Closing Representation”	Section 7.11
“Pre-Closing Partial Performance Period”	Section 5.14(e)
“Pre-Closing Period”	Section 5.1(a)(i)
“Privileged Communications”	Section 7.11
“R&W Insurance Policy”	Section 5.3(a)
“Remedial Action”	Section 5.2(c)
“Resolution Period”	Section 2.4(b)
“Restricted Period”	Section 5.20(a)
“Retained Marks”	Section 5.9
“Review Period”	Section 2.4(b)

Defined Term	Reference
“Section 336(e) Election”	Section 5.5(f)(i)
“Security Breach”	Section 3.25(c)
“Seller”	Preamble
“Seller’s Insurance Program”	Section 3.18
“Shortfall Amount”	Section 2.4(e)
“Stock Power”	Section 2.7(a)(ii)
“Tail Policy”	Section 5.11(b)
“Tax Contest”	Section 5.5(b)
“Team Marks”	Section 5.9
“Transfer Taxes”	Section 5.5(d)
“Waiving Parties”	Section 7.11
“Warranty”	Section 3.23(b)

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Company Interests. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer will purchase from Seller, and Seller will sell to Buyer, the Company Interests, free and clear of all Liens other than Securities Liens.

Section 2.2 Purchase Price. The consideration for the Company Interests shall be an aggregate amount equal to the Initial Purchase Price. The Initial Purchase Price shall be subject to adjustment after the Closing pursuant to Section 2.4.

Section 2.3 Estimated Closing Statement.

(a) At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer:

(i) a statement (the “Estimated Closing Statement”) setting forth the Seller’s good faith estimate as of immediately prior to the Closing (except in the case of Working Capital which shall be as of the Effective Time) of: (A) Cash and Cash Equivalents (the “Estimated Cash”), (B) the Indebtedness (the “Estimated Indebtedness”) relating to the items set forth on Schedule 2.3, (C) Transaction Expenses (the “Estimated Transaction Expenses”) and (D) Working Capital (the “Estimated Working Capital”);

(ii) the resulting calculation of the Initial Purchase Price based on the Estimated Closing Statement; and

(b) During the period after the delivery of the Estimated Closing Statement and prior to the Closing, Buyer shall have the opportunity to review and comment on the Estimated Closing Statement and Seller shall consider in good faith any comments from Buyer; provided, that Seller shall have no obligation to update the Estimated Closing Statement based on such comments, and any such failure to update the Estimated Closing Statement based on such comments shall not affect Buyer’s obligations under this Agreement.

Section 2.4 Post-Closing Adjustment.

(a) Within sixty (60) calendar days after the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation of the following items (each a “Closing Item”) as of immediately prior to the Closing (except in the case of Working Capital which shall be as of the Effective Time): (i) Cash and Cash Equivalents (as finally determined pursuant to this Section 2.4, “Final Cash”), (ii) the Indebtedness relating to the items set forth in Schedule 2.3 (as finally determined pursuant to this Section 2.4, “Final Indebtedness”); (iii) Transaction Expenses (as finally determined pursuant to this Section 2.4, “Final Transaction Expenses”), (iv) Working Capital (as finally determined pursuant to this Section 2.4, “Final Working Capital”); and (v) the resulting calculation of the Final Purchase Price. Buyer agrees that, following the Closing through the date that the Closing Statement becomes conclusive and binding upon the Parties in accordance with this Section 2.4, it will not (and will cause its Affiliates not to) take any actions with respect to any books, records, policies or procedures on which the Closing Statement is based or on which the Closing Statement is to be based that are inconsistent with or that would impede or delay the determination of the amount of the Final Cash, the Final Working Capital or the preparation of the Dispute Notice (defined below) or the Closing Statement in the manner and utilizing the methods required by this Agreement. The Closing Statement will (A) exclude the impact of any decisions made by Buyer or any of its Affiliates following the Closing and (B) not reflect changes in assets or liabilities as a result of purchase accounting adjustments or reflect any events, conditions or circumstances which arise as a result of the change of control or ownership contemplated by this Agreement (except to the extent expressly included in the definition of Cash and Cash Equivalents, Indebtedness, Transaction Expenses or Working Capital). Under no circumstances may Buyer amend or change the Closing Statement after delivery thereof to Seller.

(b) Seller shall have forty-five (45) calendar days after Seller’s receipt of the Closing Statement (the “Review Period”) within which to review Buyer’s calculation of the Closing Items. If Seller disputes any of the Closing Items, Seller shall notify Buyer in writing of their objection to such Closing Item(s) prior to the expiration of the Review Period, together with a reasonable description and supporting documentation of the basis for and dollar amount of such disputed items, to the extent possible (a “Dispute Notice”). The Closing Items, as set forth in the Closing Statement, shall become final, conclusive and binding on the Parties unless Seller delivers to Buyer a Dispute Notice prior to the expiration of the Review Period. If Seller timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Seller in the Dispute Notice (or by Buyer as a result of the items disputed by Seller in any such Dispute Notice) shall be final, conclusive and binding on the Parties, and Buyer and Seller shall, within forty-five (45) calendar days following Buyer’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonably efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Dispute Notice (and any matters with respect to the Closing Items which Buyer is disputing as a result of the matters set forth in the Dispute Notice, or any disputed matters arising out of the foregoing) and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Buyer and Seller shall jointly engage the dispute resolution group of Deloitte LLP or, if such firm declines to be retained to resolve the dispute, the dispute resolution group of a nationally recognized accounting firm mutually agreed to by Buyer and Seller (such agreement not to be unreasonably withheld, conditioned or delayed) (in either case, the “Accounting Firm”) for resolution (acting as an expert and not an arbitrator) in accordance with this Agreement as soon as practicable thereafter. The fees and expenses of the Accounting Firm pursuant to this Section 2.4(b) shall be borne by Seller, on the one hand, and Buyer, on the other hand, in inverse proportion to the final allocation (“Final Allocation”) made by such Accounting Firm of any disputed Closing Items, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses. For example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Accounting Firm ultimately resolves the dispute by awarding to Seller $700 of the $1,000 disputed, then the fees, costs and expenses of the Accounting Firm will be seventy percent (70%) (i.e., 700 ÷ 1,000) to Buyer and thirty percent (30%) (i.e., 300 ÷1,000) to Seller. The Accounting Firm shall determine, based solely on the written submissions by Seller and Buyer, and not by independent review, only those issues set forth in the Dispute Notice (and those raised by Buyer in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Buyer and Seller in their respective submissions. Buyer shall not change its position or introduce new positions from those taken or presented in the Closing Statement, and Seller shall not dispute any item in the Closing Statement that it did not dispute in the Dispute Notice. The Parties shall request that the Accounting Firm make a decision with respect to all disputed items within thirty (30) calendar days after the submissions of the Parties, as provided above, and in any event as promptly as practicable. The final determination with respect to all disputed items shall be set forth in a written statement by the Accounting Firm delivered simultaneously to Seller and Buyer and shall be final, conclusive and binding on the Parties, except for manifest error, and any Party may seek to enforce such decision in a court of competent jurisdiction. Buyer and Seller shall promptly execute any reasonable engagement letter requested by the Accounting Firm and shall each cooperate fully with the Accounting Firm, including by providing the information, data and work papers used by each Party and its Representatives (including accountants) to prepare and/or calculate the Closing Items, making its personnel and accountants available to explain any such information, data or work papers, so as to enable the Accounting Firm to make such determination as quickly and as accurately as practicable.

(c) From and after Seller’s receipt of the Closing Statement until the Closing Items are finally determined pursuant to this Section 2.4, Seller, Seller’s respective Affiliates and their respective auditors, accountants and other Representatives shall be permitted reasonable access, during normal business hours and upon reasonable advance notice, to the Company Group and its auditors, accountants, personnel, books and records and any other documents or information reasonably requested by Seller (including the information, supporting schedules, data and work papers used by Buyer and/or the Company Group’s auditors or accountants to prepare and calculate the Closing Items).

(d) If the Final Purchase Price exceeds the Initial Purchase Price (such excess amount, if any, the “Excess Amount”), within five (5) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, Buyer shall pay, or cause to be paid, to Seller the Excess Amount, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by Seller to Buyer.

(e) If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, if any, the “Shortfall Amount”), within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, Seller shall pay, or cause to be paid, to Buyer the Shortfall Amount, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by Buyer to Seller.

(f) Any payments made pursuant to this Section 2.4 shall be deemed an adjustment to the Final Purchase Price, to the extent permitted by applicable Law.

Section 2.5 Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, by conference call and by exchange of signature pages by email at 9:00 a.m. Central Time on the second (2nd) Business Day after the conditions set forth in Section 2.6 have been satisfied or waived (in writing) by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Central Time on the Closing Date (the “Effective Time”).

Section 2.6 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction (or waiver in writing), at or prior to the Closing Date, of each of the following conditions:

(i) Competition Clearance. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated, and any approvals shall have been obtained, each with respect to the Antitrust Laws of the jurisdictions set forth in Schedule 2.6(a)(i). There shall be no known pending investigation of the transactions contemplated hereby under Antitrust Laws; provided that a letter from the Federal Trade Commission apprising the parties that an investigation under Antitrust Laws remains pending despite expiration of applicable waiting periods shall not, without more, preclude satisfaction of the condition set forth in this Section 2.6(a)(i).

(ii) No Orders or Illegality. There shall not be any applicable Law or Order in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect restraining or preventing the consummation of the transactions contemplated hereby.

(b) Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction (or waiver in writing), at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties. Each of (A) the Seller Fundamental Representations (other than the representations and warranties in Section 3.4) shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date (or if such representations and warranties expressly relate to a specific date, as of such specific date), (B) the representations and warranties of the Seller set forth in Section 3.4 shall be true and correct in all material respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, as of such specific date), and (C) the representations and warranties of the Seller set forth in Article 3 of this Agreement (other than the Seller Fundamental Representations and the representations and warranties in Section 3.4), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct in all respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, as of such specific date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Performance and Obligations of the Company. The Seller shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

(iii) Deliveries and Closing Actions. At the Closing, Seller shall have delivered or caused to be delivered to Buyer all documents, instruments and certificates required to be delivered at the Closing by Seller pursuant to Section 2.7(a).

(iv) Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(c) Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions to be performed by Seller in connection with the Closing is subject to the satisfaction (or waiver in writing), at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties. Each of (A) the Buyer Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date (or if such representations and warranties expressly relate to a specific date, as of such specific date) and (B) the representations and warranties of Buyer set forth in Article 4 of this Agreement (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date in all material respects (or if such representations and warranties expressly relate to a specific date, as of such specific date).

(ii) Performance and Obligations of Buyer. Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; provided, that the covenants to deliver monetary amounts pursuant to Section 2.7(b)(iv) shall have been complied with in all respects.

(iii) Deliveries and Closing Actions. At the Closing, Buyer shall have delivered or caused to be delivered to Seller all documents, instruments and certificates required to be delivered at the Closing by Buyer pursuant to Section 2.7(b).

(d) Frustration of Closing Conditions; Waiver of Closing Conditions. Neither of Seller or Buyer may rely on the failure of any condition set forth in this Section 2.6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its obligations, including its covenants and agreements pursuant to Article 5. Upon the occurrence of the Closing, any condition set forth in this Section 2.6 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.7 Deliveries at Closing.

(a) Deliveries at Closing of Seller. At or prior to the Closing:

(i) Seller shall deliver to Buyer a duly executed certificate from an authorized Person of the Seller, as applicable, in the form attached hereto as Exhibit B, as applicable, dated as of the Closing Date, certifying that the applicable conditions set forth in Section 2.6(b)(i), Section 2.6(b)(ii) and Section 2.6(b)(iv) have been satisfied;

(ii) Seller shall deliver to Buyer a duly executed stock power in lieu of certificates attached hereto as Exhibit C, as applicable (the “Stock Power”);

(iii) Seller shall deliver to Buyer a certificate in the form of Exhibit D, as provided in Section 1445(b)(2) of the Code, stating under penalties of perjury that Seller is not a foreign Person within the meaning of Section 1445(f)(3) of the Code;

(iv) Seller shall deliver to Buyer the Transition Services Agreement executed by an Affiliate of Seller;

(v) Seller shall deliver to Buyer the written resignations, effective as of the Closing, of those directors and officers of the Company Group that Buyer designates in writing to Seller at least five (5) Business Days prior to the Closing;

(vi) Seller shall deliver to Buyer all release instruments and related documents from holders of Indebtedness under the Credit Agreements, including UCC-3 termination statements, intellectual property security agreement releases, deposit account control agreement releases or similar documents, necessary to release any and all Liens (other than Permitted Liens) on the Company Interests and the other Equity Securities of the Company Group Members, assets of the Company Group or securing any such Indebtedness, and to release the Company Group Members from all obligations as a borrower, guarantor or loan party under the Credit Agreements, in each case in forms reasonably acceptable to Buyer and Seller; and

(vii) Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and duly executed by an authorized officer of Seller, attaching and certifying (A) copies of the duly and validly adopted resolutions or consent of the governing body of Seller authorizing and approving this Agreement, the other documents delivered in connection with the transactions contemplated by this Agreement and the transactions contemplated hereby and thereby, as having been duly and validly adopted and being in full force and affect as of the date hereof and the Closing Date, (B) the Governing Documents of each Company Group Member and (C) the certificates of good standing (or similar) of each Company Group Member from the jurisdiction of such Company Group Member’s incorporation or formation, dated as of a date not more than five (5) days prior to the Closing Date, in the case of entities formed or organized in the United States, or, in the case of entities formed or organized outside the United States, dated as of a date as soon as reasonably practicable prior to the Closing Date.

(b) Deliveries at Closing of Buyer. At or prior to the Closing:

(i) Buyer shall deliver to the Company a certificate from an authorized Person of Buyer in the form attached hereto as Exhibit E, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(c)(i) and Section 2.6(c)(ii) have been satisfied;

(ii) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and duly executed by an authorized officer, attaching and certifying copies of the duly and validly adopted resolutions or consent of Buyer authorizing and approving this Agreement, the other documents delivered in connection with the transactions contemplated by this Agreement and the transactions contemplated hereby and thereby, as having been duly and validly adopted and being in full force and affect as of the date hereof and the Closing Date;

(iii) Buyer shall deliver to Seller the Transition Services Agreement executed by the Company; and

(iv) Buyer shall deliver to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer (the “Payment Information”), in consideration for the Company Interests:

(A) in respect of any Estimated Indebtedness being paid directly to the holders of such Estimated Indebtedness, the amount of such Estimated Indebtedness set forth in the Payment Information,

(B) in respect of any Estimated Transaction Expenses being paid directly to the payees of such Estimated Transaction Expenses, the amount of such Estimated Transaction Expenses set forth in the Payment Information; and

(C) to Seller, an aggregate amount equal to the Initial Purchase Price (net of the Estimated Indebtedness and Estimated Transaction Expenses paid directly to the holders and payees).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 3.1 Organization; Authority; Enforceability.

(a) Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and Seller is qualified to do business as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not be reasonably likely to have a Material Adverse Effect.

(b) Seller has all the requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to approve and authorize the execution, delivery, and performance of this Agreement or the other agreements contemplated hereby to be executed and delivered by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(c) Each Company Group Member is (a) duly formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of formation or organization and (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group.

Section 3.2 Ownership. Seller holds all of the Company Interests free and clear of all Liens other than (i) Securities Liens and (ii) prior to Closing, Liens securing the obligations under the Credit Agreements. Except as set forth on Schedule 3.2, Seller is not a party to (a) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any of the Company Interests or (b) any voting trust, proxy, or other Contract or understanding with respect to the voting of the Company Interests.

Section 3.3 Non-Contravention. Except as set forth in Schedule 3.3, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and will not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon the Company Interests or the assets or properties of any Company Group Member under, or (f) other than the filings required pursuant to Section 5.2, require any consents, approval or authorizations from, notices to, or declaration or filing with, any Governmental Entity under or pursuant to, in each case, the Governing Documents or any Law, permit, Order, or Contract to which a Company Group Member or Seller is bound or subject or their respective assets are bound or subject.

Section 3.4 Shared Assets; Title to Assets; Sufficiency.

(a) Except as set forth on Schedule 3.4(a) or as it relates to services to be provided under the Transition Services Agreement, no tangible or intangible assets of any Company Group Member are used by the Company Group in the conduct of the Business that are also used by Seller and its Affiliates (excluding the Company Group) in the conduct of the business of Seller and its Affiliates (excluding the Company Group). No Person other than the Company Group Members own any equipment or other tangible personal property or assets situated on the premises of the Company Group Members, except for the leased items that are subject to personal property leases. No part of the Business is operated through any entity other than the Company Group, except to the extent that use of any such assets or services of any such employees will be provided to the Company Group pursuant to the Transition Services Agreement.

(b) Each Company Group Member has good and marketable title to, a valid leasehold interest in, or a valid license or right to use, all assets and properties owned or used by such Company Group Member in the conduct of the Business, in each case, free and clear of any Liens, except for Permitted Liens and Liens set forth on Schedule 3.4(b), and, as of the Closing, each Company Group Member will have good and marketable title to, a valid leasehold interest in, or a valid license or right to use, all material assets and properties owned or used by such Company Group Member in the conduct of the Business, in each case, free and clear of any Liens, except for Permitted Liens. The Company Interests and the Equity Securities of each other Company Group Member, in each case, will be free and clear of all Liens at Closing other than Securities Liens, and upon the consummation of the Closing, Buyer will acquire good and valid title to all of the Company Interests.

(c) Except as it relates to the services to be provided under the Transition Services Agreement, the property and assets of the Company Group constitute all of the property and assets necessary to conduct the operations of the Business in all material respects as conducted immediately prior to the Closing and the property and assets of the Company Group immediately following the Closing will constitute all of the property and assets necessary to conduct the operations of the Business in all material respects as conducted immediately prior to the Closing.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, all equipment and other items of tangible personal property and assets of the Company Group (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) were acquired and are usable in the ordinary course of business and (iii) conform to all applicable Laws in all material respects.

Section 3.5 Capitalization.

(a) Schedule 3.5(a) sets forth, with respect to each Company Group Member, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the Equity Securities authorized, issued and outstanding by each Company Group Member and the Equityholder(s) thereof as of the date hereof. All of the issued and outstanding Equity Securities of each Company Group Member set forth on Schedule 3.5(a) are duly authorized, validly issued, fully paid, non-assessable, were issued, sold and delivered in accordance with the Governing Documents of the Company and are held beneficially and of record by Persons set forth on Schedule 3.5(a). Other than as set forth on Schedule 3.5(b), each Company Group Member has no other authorized, issued or outstanding Equity Securities.

(b) Except as set forth on Schedule 3.5(b):

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which Seller or any Company Group Member is a party or which are binding upon Seller or any Company Group Member providing for the issuance, disposition or acquisition of any of the Equity Securities or debt securities of any Company Group Member (other than this Agreement);

(ii) neither Seller nor any Company Group Member is subject to any obligation, agreements, commitments or Contracts of any kind which may obligate Seller or any Company Group Member (contingent or otherwise) to (i) issue, repurchase, redeem, exchange or otherwise acquire or retire any Equity Securities or debt securities of any Company Group Member or (ii) solely with respect to a Company Group Member, provide funds to, make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to either of itself or of another Person;

(iii) neither Seller nor any Company Group Member is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Securities of any Company Group Member;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Securities held by the Company Group or the Company Interests;

(v) neither Seller nor any Company Group Member has violated in any material respect any applicable securities Laws or any purchase or call option, rights of first refusal, subscription, preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of Equity Securities of any Company Group Member;

(vi) no Company Group Member has any Liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and, other than pursuant to the Credit Agreements, there are no contractual restrictions of any kind which prevent the payment of the foregoing by the any of the Company Group; and

(vii) except as set forth on Schedule 3.5(b), no Company Group Member owns or holds any Equity Securities of any Person.

Section 3.6 Financial Statements.

(a) Attached as Schedule 3.6(a) are true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”) (i) the unaudited consolidated balance sheet of the Company as of March 31, 2022 (the “Latest Balance Sheet”) and the related unaudited consolidated statement of income for the three-month period then ended and (ii) the unaudited consolidated balance sheet of the Company Group as at December 31 in each of the years 2019, 2020 and 2021 and the related consolidated statements of income for each twelve (12)-month period then ended. Except as set forth on Schedule 3.6(a) or as otherwise noted therein and subject to the absence of footnotes and year-end adjustments with respect to the Latest Balance Sheet (none of which are material individually or in the agreement), each Financial Statement has been prepared from the books and records of the Company Group (which are true, correct and complete in all material respects) consistent with past practice and presents fairly in all material respects the financial condition of the Company Group, including the adequate allocation of corporate overhead from Seller to the Company Group, taken as a whole as of the respective dates thereof and/or the operating results of the Company Group for the periods covered thereby, in each case in conformity with GAAP in all material respects.

(b) Except as set forth on Schedule 3.6(b), the Company Group has no Liabilities except (i) Liabilities under Contracts to which a Company Group Member is a party that are not the result of or arose from a breach or violation of such Contracts by a Company Group Member (ii) Liabilities reflected in, reserved against or otherwise specifically described in the Financial Statements or the notes thereto; (iii) Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which arose from or relate to a default, violation or breach of Contract, Law or Order); and (iv) Liabilities other than those described in clauses (i) through (iii) that would not reasonably be expected to be, individually or in the aggregate, material to the Company Group.

(c) Seller has established and maintains internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and to include those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP on a consistent basis, and that receipts and expenditures of the Company Group are being made only in accordance with authorizations of management, managers and directors of the Company Group; and (iii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company Group’s assets that would reasonably be expected to have a material effect on the financial statements of the Company Group.

Section 3.7 Receivables; Payables; Indebtedness. The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company Group Members involving the sale of goods or the rendering of services in the ordinary course of business; and (b) constitute only valid, undisputed claims of the Company Group Members not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business. All accounts payable of the Company Group to third parties reflected in the Latest Balance Sheet and the accounts payable arising after the date thereof arose in the ordinary course of business. No Company Group Member has any Indebtedness outstanding with any third party, nor has any Company Group Member assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Indebtedness of any third party.

Section 3.8 No Material Adverse Effect. Except as set forth on Schedule 3.8, since December 31, 2021 (i) there has been no Material Adverse Effect and (ii) Seller and the Company Group have conducted the Business in the ordinary course of business in all material respects.

Section 3.9 Absence of Certain Developments. Except as set forth on Schedule 3.9 or as described in the Financial Statements, since the date of the Latest Balance Sheet through the date of this Agreement, other than in the ordinary course of business, there has not been any action taken by the Company that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.1(a) (other than clause J(ii) of Section 5.1(a)(ii)).

Section 3.10 Owned Real Property; Leases.

(a) Schedule 3.10(a) sets forth a list, including the address of each parcel of Owned Real Property. With respect to each Owned Real Property, the applicable Company Group Member has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens other than (i) Permitted Liens and (ii) prior to the Closing, Liens securing the obligations under the Credit Agreements.

(b) Schedule 3.10(b)(i) sets forth a list, including the address, of each Leased Real Property and a complete list of all Leases for such Leased Real Property. Except as set forth on Schedule 3.10(b)(ii), with respect to each of the Leases: (i) no Company Group Member has subleased, licensed or otherwise granted any right to use or occupy such Leased Real Property or any portion thereof; (ii) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles; (iii) the applicable Company Group Member’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed; (iv) no Company Group Member is in material default thereunder which default remains uncured, and, to the Knowledge of Seller, no event has occurred which with the giving of notice or passage of time, or both, would constitute a material breach or default thereunder by any Company Group Member or is any other party thereto; (v) to the Knowledge of Seller, no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; and (iv) no Company Group Member has collaterally assigned or granted any security interest in such Lease or any interest therein. True and complete copies of Leases set forth on Schedule 3.10(b)(i) have been made available to the Buyer.

(c) With respect to each parcel of Real Property: (i) there are no pending or, to the Knowledge of Seller, threatened condemnation Proceedings, suits or administrative actions relating to any such parcel or other matters adversely affecting the current use, occupancy or value thereof in any material respect; (ii) the use, occupancy and operation of the Real Property in the manner in which it is now used, occupied and operated by the applicable Company Group Member comply with all zoning, building, use, safety or other similar land use Laws; (iii) to the Knowledge of Seller, all improvements on any such parcel are in good operating condition and repair, ordinary wear and tear, casualty and condemnation excepted; and (iv) no Company Group Member has received any written notice of any special Tax, levy or assessment for benefits or betterments that affect any parcel of Real Property and, to Seller’s Knowledge, no such special Taxes, levies or assessments are pending or contemplated; (v) each such Real Property abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the Seller’s Knowledge, threatened termination of such access; (vi) to Seller’s Knowledge, the applicable Company Group Member has received all required permits in connection with the use and occupancy thereof, is in material compliance with all applicable Laws and permits relating to the Real Property, and all insurance requirements affecting such Real Property, and no Company Group Member has received notice of violation of any such Laws which have not heretofore been cured or corrected; and (vii) no Company Group Member has leased, subleased or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof or interest therein.

(d) The Real Property constitutes all of the real property and improvements owned, leased, subleased, licensed or otherwise used or occupied by the Company Group Members.

Section 3.11 Tax Matters. Except as set forth on Schedule 3.11:

(a) Each Company Group Member has timely filed all income and other material Tax Returns (after taking into account extensions for filing) required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects. Each Company Group Member has (i) timely paid in full all income and other material Taxes due and payable by it (whether or not such Taxes are shown, or required to be shown, on any Tax Return), (ii) timely withheld or deducted and paid over to the appropriate Taxing Authority all Taxes that it was required to withhold or deduct from amounts paid or owing, or benefits given, to any employee, stockholder, Affiliate, independent contractor, customer, supplier, creditor or other third party, including for services performed outside the city, state, province or country where any employee is based, (iii) furnished or been furnished properly completed exemption certificates for all exempt transactions and has maintained records of such exemption certificates in compliance with applicable Law, (iv) timely collected and remitted to the appropriate Taxing Authority all sales, use and value added Taxes and any other equivalent or similar Taxes required to be collected and remitted by it, and (v) complied in all material respects with all applicable Tax Laws relating to information reporting and record maintenance requirements (including preparing and timely filing any required IRS Form 1099 or similar form required under state, local and foreign Law).

(b) The unpaid Taxes of each Company Group Member (i) did not, as of the date of the Latest Balance Sheet, exceed the accrued liability for Taxes (rather than any accrued liability for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that accrued liability as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of each Company Group Member in filing their Tax Returns.

(c) No Company Group Member is currently the subject of any pending or in process audit or examination or Proceeding with respect to any income or other material Tax Returns. No Company Group Member has received from any Taxing Authority any written notice (i) indicating an intent to open such an audit or examination or Proceeding with respect to any income or other material Tax Returns or (ii) of a deficiency or proposed adjustment for any material amount of Tax, in each case, that has not since been resolved.

(d) No Company Group Member has waived, consented to or extended any applicable statute of limitations with respect to Taxes (other than any automatic extension of the due date of a Tax Return), which extension is currently in effect.

(e) There are no Liens for Taxes on any assets of any Company Group Member, other than Liens described in clause (c) of the definition of “Permitted Liens.”

(f) No Company Group Member is or has been a resident for Tax purposes in any country other than the jurisdiction of its formation, or has had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and an applicable foreign country) or other taxable presence in any country other than the jurisdiction of its formation.

(g) Within the past five (5) years ending on the date of this Agreement, no claim in writing has been made by a Taxing Authority in a jurisdiction where any Company Group Member does not file Tax Returns that such Company Group Member is or may be subject to taxation by that jurisdiction.

(h) Within the past five (5) years ending on the date of this Agreement, no Company Group Member has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i) No Company Group Member has requested or received a written ruling with respect to Taxes from any Taxing Authority (other than a determination letter or similar ruling with respect to an Employee Benefit Plan) or entered into any binding agreement with respect to Taxes with any Taxing Authority that remains in force.

(j) No Company Group Member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or “open transaction” disposition made on or prior to the Closing Date, (iv) intercompany transactions or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law), in each case, relating to transactions or events occurring on or before the Closing Date (v) prepaid amount, advance payment, or deferred revenue received or accrued on or prior to the Closing Date (including, pursuant to Section 451(c) of the Code and Treasury Regulations Section 1.451-8),

(vi) investment in “United States property” within the meaning of Section 956 of the Code made on or prior to the Closing Date, (vii) Subpart F Income GILTI Inclusion (to the extent not included in the calculation of the Final Purchase Price) or (viii) an election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) made on or prior to the Closing Date.

(k) The Company Group Members have (i) complied, in all material respects, with all applicable Laws with respect to the deferral of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and with respect to the claiming of any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and any similar applicable Laws enacted by any Governmental Authority in any state, local or foreign jurisdictions in response to COVID-19, and (ii) not deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) pursuant to or in connection with the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or any similar applicable Laws enacted by any Governmental Authority in any state, local or foreign jurisdictions in response to COVID-19.

(l) No Company Group Member is a party to any joint venture, partnership or other arrangement or Contract that could reasonably be treated as a partnership pursuant to the Code and the Treasury Regulations.

(m) No Company Group Member has engaged in any listed transaction as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision under any state or local Law).

(n) No Company Group Member is or has been a member of an affiliated, combined, consolidated or unitary Tax group other than a Tax group of which Seller or any Company Group Member is the common parent, and no Company Group Member has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign law), or as a transferee or successor, other than the members of any affiliated, combined, consolidated or unitary Tax group of which Seller or any Company Group Member is the common parent. No Company Group Member is party to, bound by or has any obligations under any Tax allocation, Tax sharing, Tax indemnification or other similar Contract (other than any such Contract entered into in the ordinary course of business and the principal purpose of which is not the allocation or sharing of Taxes).

(o) No Company Group Member owes a material amount of escheat obligations.

Notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties in this Section 3.11 are the only representations and warranties in this Agreement with respect to the Tax matters of any of the Company Group Members, (ii) the Seller makes no representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute of any of the Company Group Members after the Closing Date, and (iii) Buyer acknowledges and agrees that Buyer cannot rely on Seller’s methodologies for the determination and reporting of Taxes that were utilized for any taxable period (or portion thereof) beginning prior to the Closing Date for purposes of calculating and reporting Taxes attributable to any taxable period (or portion thereof) beginning on or after the Closing Date.

Section 3.12 Contracts.

(a) Except as set forth on Schedule 3.12(a), no Company Group Member is a party to, or bound by, any of the following agreements or Contracts (excluding any Employee Benefit Plan):

(i) any Lease of personal property providing for annual rentals of $250,000 or more;

(ii) any Contract with a Governmental Entity;

(iii) any contract with a Prohibited Person;

(iv) collective bargaining agreement or similar agreement covering employees of the Company Group or employment agreement with any employee of the Company Group;

(v) any Contract granting a Lien other than Permitted Liens on the assets of a Company Group Member or relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(vi) any material option, license, franchise or similar Contract;

(vii) any agency, distributor, dealer, sales representative, marketing or other similar Contract;

(viii) License, royalty, or other Contract (including any non-assertion agreement, co-existence agreement, or covenant not to sue) with respect to any Intellectual Property to which the Company Group is a party as grantor or recipient (other than Contracts relating to (x) “shrink-wrap” or “click-through” license agreements pertaining to software that is available in consumer retail stores or otherwise commercially available where the annual value of all licenses of the same or substantially identical software is less than $250,000, (y) employee and independent contractor Intellectual Property assignment or non-disclosure agreements entered into in the ordinary course of business, and (z) agreements in which the rights to Intellectual Property granted or received in such agreement are merely incidental to the transaction contemplated in such agreement or constitute non-exclusive software licenses granted to Company Group customers by the Company Group in the ordinary course of business);

(ix) any Contract (i) which by its express terms provides for aggregate future payments to or from any Company Group Member in excess of $1,000,000 in any calendar year, other than those that can be terminated without material penalty by such Company Group Member upon ninety (90) days’ notice or less or (ii) with any Material Customer;

(x) any partnership, joint venture or other similar Contract;

(xi) other than this Agreement, Contract for the sale, transfer or acquisition of any assets with a fair market value in excess of $1,000,000, Equity Securities or business of any Company Group Member (other than those providing for sales, transfers or acquisitions of assets in the ordinary course of business) or for the grant to any Person of any preferential rights to purchase any of the assets, Equity Securities or business of any Company Group Member, in each case, under which there are material outstanding obligations of the applicable Company Group Member (including indemnification obligations, restrictive covenants, “earn-out” payments, escrow, purchase price adjustments and seller notes);

(xii) any Contract which contains a provision expressly (A) limiting, prohibiting or materially restricting any Company Group Member or any of their Representatives (in their capacity as such) from engaging or competing in any business or other activity in any jurisdiction, other than in respect of confidentiality agreements entered into in the ordinary course of business (none of which contain any non-compete provisions), (B) creates or purports to create any exclusive or preferential relationship or arrangement, (C) limits the freedom of any Company Group Member to solicit, hire or employ any Person, (D) contains a “most favored nation” provision, (E) grants to any third Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any owned assets of any Company Group Member or (F) imposes or purports to impose any obligations or restrictions on Affiliates of any Company Group Member;

(xiii) any Contract providing for the indemnification or holding harmless of any officer, director, employee or other Person, other than in the ordinary course of business;

(xiv) (A) any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement, at the Closing or otherwise in connection with the transactions contemplated hereby or (B) an ongoing retention or severance obligation of any Company Group Member to any current or former employee or that contains any change of control, retention or similar provisions in respect of any current or former employee of any Company Group Member;

(xv) any other Contract not made in the ordinary course of business that is material to the Company Group;

(xvi) Contract involving the settlement of any Proceeding or threatened Proceeding pursuant to which the Company Group will have any material outstanding obligation after the Closing;

(xvii) any Contract to which any Company Group Member shares any revenue with a third-party or any contract involving the factoring of receivables; and

(xviii) Affiliate Arrangements.

(b) Except as specifically disclosed on Schedule 3.12(b), each Contract listed on Schedule 3.12(a) (each, a “Material Contract”) is legal, valid, binding, enforceable against the applicable Company Group Member party thereto and, to the Knowledge of Seller, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. No Company Group Member, or to the Knowledge of the Seller, any other party thereto, is in default or breach, in any material respect, under the terms of any such Material Contract, and, to the Knowledge of Seller, no event has occurred which with the giving of notice or passage of time, or both, would constitute a breach or default in any material respect thereunder by any Company Group Member or any other party thereto. True and complete copies of each Material Contract have been made available to the Buyer. To the Knowledge of the Seller, no counterparty to a Material Contract intends to terminate, cancel, limit or reduce the amount or nature of the business it conducts with any Company Group Member outside of the ordinary course of business. No Company Group Member is a party to any vendor or supply contracts other than purchase orders entered into in the ordinary course of business. No Company Group Member is in violation or default under any such purchase orders in any material respect.

Section 3.13 Intellectual Property.

(a) The Company Group collectively owns, free and clear of all Liens (other than Permitted Liens) or has a right to use, and shall continue to own or have the right to use immediately after Closing, all of the material Intellectual Property necessary and sufficient for the conduct of the business of the Company Group as currently conducted.

(b) Schedule 3.13(b) sets forth a complete list of the following Intellectual Property owned or purported to be owned by the Company Group that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world: (i) Patents; (ii) Copyrights; and (iii) Trademarks (such Intellectual Property scheduled under (i)-(iii), together with all other Intellectual Property owned or purported to be owned by the Company Group, the “Company Owned Intellectual Property”). Except as set forth on Schedule 3.13(b), all material Company Owned Intellectual Property is exclusively owned by the Company Group, subsisting, and if registered is valid and enforceable, and has been duly maintained (including the payment of maintenance fees if applicable). Except as set forth in Schedule 3.13(b), there are no actions that must be taken by the Company Group within 90 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles, for the purposes of maintaining, perfecting, preserving or renewing any registered Company Intellectual Property.

(c) Except as set forth on Schedule 3.13(c), in the five (5) years immediately prior to the date hereof: (i) no written claim contesting the validity, enforceability, registerability, patentability, use or ownership of any Company Owned Intellectual Property has been received by any Company Group Member and none is currently threatened in writing; (ii) the Company Group has not infringed, misappropriated, or otherwise violated any Intellectual Property of any third party; (iii) the Company Group has not received any written notices of any infringement, misappropriation, or other violation of any Intellectual Property of any third party; and (iv) to the Knowledge of Seller, no third party is infringing, misappropriating, or otherwise violating the Company Owned Intellectual Property.

(d) None of the material Company Owned Intellectual Property was developed by or on behalf of, or using funding, grants or any other subsidies of, any Governmental Entity or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties or independent contractor concurrently working for a university, college, other educational institution or research center was used in the development of the material Company Owned Intellectual Property.

(e) None of the material Company Group Software contains, links to, is derived from, or otherwise exploits any software licensed pursuant to any open or public source license (e.g., GNU general public license, LGPL, Affero General Public License or other similar license) in a manner that imposes any requirement that any other Company Group Software: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) be redistributable at no charge.

(f) Neither Company Group or any other party acting on behalf of the Company Group has disclosed or delivered to any third party, or permitted the disclosure or delivery by any escrow agent or other party of, any Company Group Software source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will require the disclosure or delivery by the Company Group or any other party acting on behalf of Company Group to any third party of any Company Group Software source code. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release of any Company Group Software source code from escrow.

(g) Company Group has exercised commercially reasonable efforts to safeguard the material trade secrets and other Confidential Information of the Company Group, or of any Person in the possession of the Company Group. No member of the Company Group has misappropriated or disclosed, without authorization, any trade secrets or other Confidential Information of the Company Group, or of any Person in the possession of the Company Group, and except as set forth in Schedule 3.13(g), to the Company Group’s Knowledge, no counterparty to any non-disclosure agreement with any Company Group Member is in violation of any such agreement.

Section 3.14 Litigation.

(a) Except as set forth on Schedule 3.14(a), there are no material Proceedings pending or, to the Knowledge of Seller, threatened against or affecting or relating to, any Company Group Member, the Equity Securities of the Company Group, the Business or any of the Company Group’s respective owned assets or properties.

(b) Except as set forth on Schedule 3.14(b), there are no material Proceedings pending or, to the Knowledge of Seller, threatened against or affecting or relating to, any Company Group Member before or by any Governmental Entity. The Company Group is not subject to, or bound by, any material outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting the Company Group, any owned asset or property of the Company Group, the Business or the Equity Securities of the Company Group. The Company Group has since January

1, 2017 been in material compliance with each Order to which the Company Group, the Equity Securities of the Company Group, the Business or any assets or properties owned or used by the Company Group, have been subject. Neither Seller nor any of its Affiliates (including the Company Group Members) nor, to the Knowledge of Seller, any other Person, has received any written notice or other communication since January 1, 2017 regarding (i) any Order or investigation against or affecting the Company Group, any asset or property of the Company Group, the Business or the Equity Securities of the Company Group or (ii) any actual, alleged or potential failure to comply with any Order to which Company Group, the Equity Securities of the Company Group, the Business or any assets or properties owned or used by the Company Group, have at any time been subject.

Section 3.15 Brokerage. Except for arrangements for which Seller shall be solely responsible and except for as set forth on Schedule 3.15, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller or any Company Group Member. Following the Closing, neither Buyer, the Company Group nor any of their respective Affiliates will have any Liability to any broker, finder or investment banker in connection with the transactions contemplated hereby.

Section 3.16 Labor Matters.

(a) Except as set forth in Schedule 3.16(a), no Company Group Member is (i) a party to any collective bargaining agreement or similar agreement covering employees of the Company Group or (ii) subject to any work rules agreed to with any union that are binding on any Company Group Member with respect to the any of the operations of any Company Group Member, or with respect to any employee or Company Contractor (as defined below) of any Company Group Member. There are no, and during the past three (3) years there has been no strikes, picketing, lockdowns, work stoppages, concerted slowdowns or other material interference with normal operations, or other material labor disputes pending or, to the Knowledge of Seller, threatened against any Company Group Member. There are no ongoing or, to the Knowledge of Seller, threatened union organizing activities with respect to employees of any Company Group Member. There are no unfair labor practice charges, material labor grievances or material labor arbitrations pending or, to the Knowledge of Seller, threatened against any of the Company Group and arising under a collective bargaining agreement.

(b) Seller has provided in the data room under index numbers 10.14.1 and 10.14.2 a materially complete list of all of the employees of any Company Group Member as of July 31, 2022 describing for each such employee, among other things,: (A) the job title held; (B) whether classified as exempt or non-exempt for wage and hour purposes; (C) date of hire; (D) work location (country, state and/or city); (E) whether paid on a salary, hourly or commission basis; (F) regular hourly wage, annual salary or commission rate, as applicable; (G) full-time or part-time schedule, as applicable; (H) bonus plan, target and amount; and (I) status (i.e., active or inactive and if inactive, the type of leave and estimated date of return). Seller has also provided in the data room document 10.14.3 a materially complete list of all the individual independent contractors and consultants performing services with respect to the operation of the business of any Company Group Member (“Company Contractors”), and includes any Company Contractor who has performed services for any Company Group Member’s business during the twelve (12)

month period immediately ending July, 2022, and provides for each such Company Contractor, such individual’s date of engagement, and date of termination (if applicable), and, within ten (10) days following the date hereof, will be supplemented to include, for each Company Contractor, a description of the services such individual provides to the business and such individual’s fee or compensation arrangements.

(c) Except as set forth in Schedule 3.16(c): (i) the Company Group is in material compliance with all applicable laws and regulations respecting labor, employment, human rights, pay equity, fair employment practices, work place safety and health, workers’ compensation, unemployment insurance, terms and conditions of employment, immigration and work authorization and wages and hours; (ii) except as would not result in material liability for the Company Group, no Company Group Member is delinquent in any payments to any employee or Company Contractor of any Company Group Member for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed or amounts required to be reimbursed to any employees or Company Contractors of any Company Group Member; (iii) there are no, and within the last three (3) years there have been no formal grievances, complaints or charges with respect to employment or labor matters (including employment discrimination or other discriminatory harassment, retaliation or allegations of sexual harassment or sexual assault) pending or, to the Knowledge of Seller, threatened, against any Company Group Member in any judicial, regulatory or administrative forum; and (iv) to the Knowledge of Seller, no Company Group Member is, or within the last three (3) years has been, subject to any Order by any Governmental Entity or private settlement in respect of any labor or employment matters.

(d) Except as set forth on Schedule 3.16(d), no Company Group Member has within the past three (3) years, experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state or local Law or regulation affecting any site of employment of any Company Group Member or one or more facilities or operating units within any site of employment or facility of any Company Group Member.

(e) To the extent that any Company Contractors are used or engaged by any Company Group Member, such Company Group Member has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites. Any employee of any Company Group Member classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

(f) Except as set forth on Schedule 3.16(f): (i) no employee of any Company Group Member is on a visa sponsored by any Company Group Member which visa will require continued sponsorship after the Closing; and (ii) no Company Group Member has, within the past three (3) years, received a “no match” letter from the Social Security Administration or the Internal Revenue Service concerning any current or former employee of any Company Group Member, which such Company Group Member was unable to rectify as a clerical error. To the Knowledge of Seller, a USCIS Form I-9 has been properly prepared and retained for any United States employee of any Company Group Member as required by Law.

(g) Except as set forth on Schedule 3.16(g), to the Knowledge of Seller, none of the executive officers of any Company Group Member has indicated to any Company Group Member that he or she intends to resign or retire as a result of the transaction contemplated by this Agreement.

(h) To the Knowledge of Seller, there have been no workplace accidents or injuries in the last twelve (12) months involving any employee of any Company Group Member which are likely to result in, but have not yet resulted in, a claim for worker’s compensation payments or benefits.

(i) To the Knowledge of Seller, within the last three (3) years: (i) no employee or Company Contractor of any Company Group Member has made, and there have been no facts that would reasonably be expected to result in, any allegation of sexual harassment against the Company or against any employee of any Company Group Member; and (ii) no Company Group Member entered into any settlement agreements related to allegations of sexual harassment made by any employee or Company Contractor of any Company Group Member.

(j) Except as set forth in Schedule 3.16(j), no Company Group Member is subject to any affirmative action obligations under any Law, including Executive Order 11246, and no Company Group Member is a government contractor or subcontractor so that it requires any Company Group Member to have any affirmative action obligations under any Law.

(k) Each Company Group Member has implemented all required precautions and measures regarding COVID-19, in line with all Center for Disease Control (CDC), Occupational Safety and Health Administration (OSHA), and other federal and applicable state and local guidelines including reasonable measures to protect employee health; and has maintained material and good faith compliance with all federal, state, and local laws, Orders, and ordinances regarding, the COVID-19 pandemic.

(l) Except as set forth on Schedule 3.16(l), neither Seller nor any Affiliate (including the Company Group Member) has entered into any retention or change of control agreements with any employee, service provider, independent contractor or consultant of the Company Group or the Business, other than the Retention Agreements. True and complete copies of the Retention Agreements and any other agreements listed on Schedule 3.16(l) have been provided to Buyer.

Section 3.17 Employee Benefit Plans.

(a) Schedule 3.17(a) sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, Seller has made available to Buyer copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description provided to participants, (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the trust agreement, (v) the three (3) most recently filed Form 5500 annual reports, (vi) annual funding notices, audited financial statements and actuarial valuations and reports for the last three (3) completed plan years; and (vii) any material non-routine correspondence with any Governmental Entity within the past three (3) years concerning such Company Employee Benefit Plan.

(b) Except as set forth on Schedule 3.17(b), (i) no Company Employee Benefit Plan provides post-employment health insurance benefits other than as required under COBRA, and (ii) there is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened, with respect to any Company Employee Benefit Plan that would result in material liability to any Company Group Member.

(c) Except as set forth on Schedule 3.17(c), no Company Employee Benefit Plan is, and no Company Group Member has or could have any liability under or with respect to (including on account of an ERISA Affiliate): (i) a defined benefit pension plan or any plan, program or arrangement subject that is subject to Title IV of ERISA or subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a “multiple employer plan” as described in Section 413(c) of the Code, or (v) a voluntary employee benefit association (as defined in Section 501(a)(9) of the Code).

(d) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a favorable determination, advisory or opinion letter from the IRS. Except as set forth on Schedule 3.17(d), each Company Employee Benefit Plan has been maintained, funded and administered in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. To the Knowledge of the Seller, no act or omission has occurred and no condition exists with respect to any Company Employee Benefit Plan that would reasonably be expected to subject the Company Group Member to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or other applicable Law. Neither a Company Group Member, nor to the Knowledge of Seller, any other Person, including any fiduciary, has engaged in any non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that would result in material liability to the Company Group. To the Knowledge of the Seller and the Company Group, no “fiduciary” (within the meaning of Section 3(21) of ERISA) has any liability in any material respect for breach of fiduciary duty with respect to the administration of any Company Employee Benefit Plan.

(e) With respect to the Company Employee Benefit Plans, all contributions, distributions, reimbursements and premium payments that are due by the Company Group have been timely made or for any period ending on or before the Closing Date, and any such amounts that are not yet due, have been properly accrued in accordance with the past custom and practice of the Company Group.

(f) No Company Group Member has incurred (whether or not assessed), nor is any Company Group Member reasonably expected to incur or to be subject to, any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code. The requirements of COBRA have been met in all material respects with respect to each Company Employee Benefit Plan.

(g) Each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been administered, operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable regulations guidance thereunder.

(h) Except as set forth on Schedule 3.17(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment or benefit (including severance, retention, unemployment compensation or otherwise) becoming due to any current or former officer, director, manager, employee or independent contractor of any Company Group Member (or any beneficiary or permitted transferee thereof); (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan; (iii) result in any acceleration of the timing of payment or vesting or funding, or forfeiture of, any such benefits or compensation to any extent; (iv) result in any forgiveness of indebtedness with respect to any current or former employee, officer, manager, director or independent contractor of any Company Group Member; (v) result in any payments or benefits under any agreement with any Company Group Member that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code; or (vi) limit or restrict the ability of the Company Group, to merge, amend, modify or terminate any of the Company Employee Benefit Plans or any related Contract. Neither the Company Group nor Seller has any obligation to “gross-up,” compensate, reimburse, “make-whole,” or otherwise indemnify any individual for the imposition of any Tax under Sections 4999 or 409A of the Code.

(i) With respect to each Company Employee Benefit Plan that is subject to any applicable Law other than U.S. federal, state or local Law, each such plan required to be registered has been registered and has been maintained in good standing in all material respects with the applicable Governmental Entity.

Section 3.18 Insurance. Schedule 3.18 sets forth all insurance policies carried by or for the benefit of the Company Group Members (including those policies in respect of, or relating to, (a)(i) directors and officers liability, which includes fiduciary liability, errors and omissions liability, commercial crime and financial institution bond (including cyber coverage), (ii) management liability, which includes employment practices liability and third party discrimination, and (b)(i) workers’ compensation liability and employer’s liability, (ii) package, including property, commercial general liability and employee benefits liability and (iii) commercial auto liability, (c) general liability, including excess general liability and umbrella, and (d) aviation and unmanned aerial systems), including carrier name, policy numbers, limits, amounts and scope of coverage and expiration dates (other than any Employee Benefit Plan) (the “Seller’s Insurance Program”). Each such policy is in full force and effect and all premiums are and/or will be currently paid in accordance with the terms of such policy through to the date of Closing. During the twelve (12) months immediately prior to the date hereof, no Company Group Member has received any written notice that any such policy in the Seller’s Insurance Program will be cancelled, non-renewed, terminated, revoked, or modified in any material manner, or will not be renewed or will have its coverage altered. There are no material claims by the Company Group Members pending under any of such insurance policies in the Seller’s Insurance Program as to which a written denial of coverage has been delivered in respect of any such insurance policy. No Company Group Member is in breach or default under, or has otherwise failed to comply with, in any material respect, any material provision contained in any such insurance policy or has filed or failed timely to give any notice or present any claim under any insurance policy as required by the terms thereof, or taken any action that, with notice or the lapse of time or both, would constitute a material breach or default, or permit termination or material modification of any such insurance policy. As of the date hereof, there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no, to the Knowledge of Seller, threatened termination of, material alteration in coverage, or material premium increase with respect to, any of such insurance policies. No Company Group Member maintains any state self-insurance or co-insurance programs.

Section 3.19 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.19(a), each Company Group Member is in compliance in all material respects with all applicable Laws, and to the Knowledge of Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law. None of the Company Group Members, nor, to the Knowledge of Seller, any other Person, has received any written notices or other communication from any Governmental Entity (i) alleging a material violation of any Laws (solely with respect to the Business) or (ii) regarding any failure of the Company Group (or, as related to the Company Group, the Equity Securities of the Company Group, the Business or any assets or properties of the Company Group) to comply with any applicable Law.

(b) Schedule 3.19(b) sets forth a complete and accurate list of material permits held by the Company Group Members affecting, or relating in any way to, their respective assets or Business. All such permits are valid and in full force and effect in accordance with their respective terms. The Company Group collectively holds all material permits required for the ownership and use of its assets and properties and the conduct of the Business (including for the occupation and use of the Real Property) as currently conducted and are in compliance with all material terms and conditions of such permits. Such permits set forth on Schedule 3.19(b) constitute all material permits required for the operation of the Business as currently conducted and for the use of the assets and properties of the Company Group as currently used. To the Knowledge of Seller, the Company Group is not in default, which default remains uncured, under such permits, and no condition exists that with notice or lapse of time or both would constitute a default under such permits. Except as disclosed in Schedule 3.19(b), no Proceeding is pending or, to the Knowledge of Seller, threatened, to suspend, revoke, withdraw, modify or limit any such permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Company Group Member to use such permit. None of such permits will be terminated or impaired or become terminable, in whole or in part, as a result of the consummation of the Closing.

Section 3.20 Environmental Matters. Except as set forth in Schedule 3.20, (i) each Company Group Member is and for the past five (5) years has been in compliance in all material respects with Environmental Laws, including possessing and complying with all permits required under any Environmental Laws (“Environmental Permits”) for the ownership or operation of its assets and properties and for the conduct of its Business; (ii) with respect to Environmental Permits required for each Company Group Member’s current operations, all such permits are in full force and effect and there are no Proceedings pending to modify, revoke or rescind those permits; (iii) no Company Group Member has received any written notice, claim, potentially responsible party letter, or information request regarding any actual or alleged material violation by any Company Group Member of Environmental Laws, or of any actual or alleged liability of any Company Group Member under any Environmental Law, except for matters which have been fully and finally resolved and for which the Company Group Member has no unfulfilled obligations; (iv) there are no Orders outstanding, or any Proceedings pending, or, to the Knowledge of Seller, threatened, in writing or orally, concerning any actual or alleged material noncompliance by any Company Group Member with any Environmental Law or any actual or alleged liability of any Company Group Member under any Environmental Law; (v) no Company Group Member has generated, treated, disposed of or released any Hazardous Materials on the Owned Real Property or Leased Real Property in quantities or in concentrations that currently require any investigation or remediation by any Company Group Member pursuant to Environmental Laws; (vi) there has been no release of or exposure to Hazardous Materials at any real property currently (or, during the period of ownership, lease or operation by any Company Group Member, formerly) owned, leased or operated any Company Group Member that has resulted in any ongoing investigation or remedial action by any Company Group Member under any Environmental Law or that would reasonably be expected to result in an investigation or remedial action to be conducted or funded by, or an action against, any Company Group Member; (vii) no Company Group Member has generated, treated, stored, disposed of, transported, or arranged for the transport or disposal of any waste or Hazardous Materials, except in compliance in all material respects with Environmental Law and in such manner as would not reasonably be expected to result in liability of any Company Group Member; (viii) no wastes generated by the Company Group have been sent, transferred, transported to, treated, stored, or disposed of at any facilities or locations that have been listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 7601 et seq., or listed in the U.S. Environmental Protection Agency’s Superfund Enterprise Management System Database, or any similar foreign, federal or state list of contaminated sites, in each case except as would not reasonably be expected to give rise to liability of any Company Group Member under Environmental Law, and no Company Group Member has received any written notice or information request regarding actual or alleged liabilities with respect to such off-site waste treatment, storage, or disposal facilities and locations; (ix) neither this Agreement nor the consummation of the transactions that are the subject of this Agreement require notice to any Governmental Entity or any site investigation or remedial activities pursuant to any Environmental Law, including the Connecticut Property Transfer Act; (x) no Company Group Member has expressly assumed by contract or operation of law liabilities or obligations under Environmental Law of any other Person; (xi) Seller and the Company Group have made available to Buyer all environmental audits and investigation reports prepared in the last five (5) years, all Environmental Permits and other material environmental documents in their possession relating to the Company Group or to environmental conditions at any property or facility currently or previously owned, leased or operated by any Company Group Member.

Section 3.21 Affiliate Transactions.

(a) Except for employment agreements, severance arrangements, the Governing Documents of the Company or as disclosed in Schedule 3.21 (any such arrangements, an “Affiliate Arrangement”), there are no loans, Contracts, Leases, commitments, guarantees, agreements or other transactions or legally binding arrangements between or among a Company Group Member, on the one hand, and Seller or its Subsidiaries (other than the Company Group Members) or any current director, officer or employee of the Company Group or any immediate family member of any of the foregoing, on the other hand (but excluding the Company Group Members). Neither the Seller nor any of its Subsidiaries (other than the Company Group Members) is party to any Contract with another third Person and any Company Group Member.

(b) No Related Party (i) has any direct or indirect interest in any asset used in or otherwise relating to the Business or the Company Group; (ii) is competing, directly or indirectly, with the Business or the Company Group; or (iii) has any claim or right against the Company Group (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as an employee or manager). Since January 1, 2017, there has not been, and there is not currently, pending, or, to the Knowledge of Seller, threatened, any action against any current or former Related Parties with respect to which any Company Group Member has an indemnification obligation.

(c) Schedule 3.21(c) contains a complete list of (i) all amounts and obligations currently owed between any Related Party, on the one hand, and any Company Group Member, on the other hand, and (ii) transactions and services provided between any Related Party, on the one hand, and any Company Group Member, on the other hand, other than (x) amounts and obligations owed or paid to an Equityholder or employee of the Company Group by any Company Group Member related to such service to the Company Group as an employee, officer, or director or in connection with the transactions contemplated hereunder and (y) distributions of earnings made or to be made by any Company Group Member to the Equityholder.

Section 3.22 Material Customer.

(a) Schedule 3.22(a) sets forth a list of the ten most significant customers (each, a “Material Customer”) of the Company Group, taken as a whole, based on the sum of net revenue received by the Company Group for the twelve-month period ending December 31, 2021, including the revenue (expressed in dollar amounts) attributable to each such Material Customer during such period. No Material Customer has ceased, terminated or materially reduced the volume of business done with the Company Group or the volume, rate or frequency of buying materials, products or services (or reduced the price of purchase thereof) from the Company Group, or otherwise materially modified the terms of its relationship with any Company Group Member, and no Company Group Member has received any notice that any Material Customer is ceasing, terminating or materially reducing, or threatened in writing (or to the Knowledge of Seller, threatened orally) to cease, terminate or materially reduce, the volume of business done with any Company Group or the volume, rate or frequency of buying materials, products or services (or reduce the price of purchase thereof). There is no outstanding material dispute, controversy, claim or Proceeding between the Company Group and any Material Customer.

(b) Set forth on Schedule 3.22(b) is a list of all customers and suppliers of the Company Group located in Russia, Ukraine or Belarus and the amount of direct or indirect sales to or purchases from such customer or supplier in the most recent three years.

Section 3.23 Products and Warranties.

(a) Each of the products or services that are (a) designed, manufactured, marketed, licensed, leased, sold, performed, made available or otherwise distributed or disposed of by the Company Group or in connection with the Business currently or since January 1, 2019 (including any Company Group Software that is bundled or made available as part of any product or service that the Company Group designs, manufactures, markets, licenses, sells, performs, makes available or, in connection with the Business, otherwise distributes or disposes of), or (b) currently under development by the Company Group (the “Company Products and Services”) produced, sold or licensed by the Company Group is, and at all times up to and including the sale thereof has been, (a) in compliance in all material respects with all Laws and (b) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. Neither the Company Group, nor, to the Knowledge of Seller, any other Person, has received any written notice or other communication regarding any actual or possible product recall, rework or post-sale warning, or any pending or threatened Proceeding, relating to any Company Product and Services.

(b) Schedule 3.23 sets forth a complete and accurate list of any express warranty or guaranty made by the Company Group with respect to Company Products and Services (a “Warranty”). Each Company Product and Service complies, and has at all times complied, in all material respects, with all applicable Contracts and all Warranties and implied warranties, and there is no pending or, to the Knowledge of Seller, threatened claim alleging any breach of any Warranty. To the Knowledge of Seller, the Company Group has no exposure to, or Liability under, any Warranty beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the Company Group.

Section 3.24 Anti-Corruption Matters.

(a) (i) The Company Group is in compliance in all material respects with all anti-money laundering laws, rules, regulations and Orders of jurisdictions applicable to the Company Group (collectively, the “AML Laws”), including the USA PATRIOT Act of 2001 and (ii) no proceeding involving the Company Group with respect to AML Laws is currently pending or, to the Knowledge of Seller, threatened which, in each case, would reasonably be expected to result in a material violation of this representation.

(b) Neither the Company Group nor, to the Knowledge of Seller, any of the Company Group’s directors, officers, employees or agents, in each case in their capacity as such, has, directly or indirectly, made, offered, promised or authorized, or caused to be made offered, promised or authorized, any payment, contribution, gift or favor of anything of value, including but not limited to money, property or services, in each case in contravention of the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (the “FCPA”), or any similar other applicable Law prohibiting public or commercial bribery or corruption, or any similar other applicable Law prohibiting public or commercial bribery or corruption (collectively, including the FCPA, the “Legislation”), to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii)

inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above, in order to assist the Company Group or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person. Neither the Company Group nor, to the Knowledge of Seller, any of the Company Group’s directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation. Neither the Company Group nor, to the Knowledge of Seller, any of the Company Group’s officers, directors or employees (A) is under investigation for any potential violation of the Legislation, (B) has received any notice or other communication (in writing or otherwise) from any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Legislation, (C) is aware of or has any reason to believe that there has been any violation or potential violation of the Legislation by the Company Group, any of the Company Group’s officers, directors or employees or any other business entity or enterprise with which the Company Group is or has been engaged, affiliated or associated or (D) has committed any act that would constitute a violation of the Legislation irrespective of whether the Legislation applies as a jurisdictional matter. The Company Group has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law. To the Knowledge of Seller, neither the Company Group nor any of the Company Group’s officers, directors or employees in their capacity as such (i) is under investigation for any potential violation of the FCPA or any similar other applicable Law prohibiting public or commercial bribery or corruption, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any such Legislation.

(c) (i) The books and records of the Company Group accurately, completely and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and (ii) there have been no intentionally false or fictitious entries made in the books or records of the Company Group relating to any illegal payment or secret or unrecorded fund, and (iii) the Company Group has not established or maintained a secret or unrecorded fund, in each case as would cause a violation of the FCPA.

Section 3.25 Information Privacy and Data Security.

(a) To the Knowledge of Seller, the Company Group is currently in compliance in all material respects with all applicable Privacy Law. None of the representations or disclosures made or contained in any Privacy Policies are materially inaccurate, misleading or deceptive. The Company Group follows its posted Privacy Policies regarding the Processing of Personal Information. The Company Group has at all times made all material legally required disclosures to, and obtained any legally required consents from, users, customers, employees, contractors, Governmental Entities, and other applicable Persons. The Company Group is in compliance in all material respects with all written contractual obligations related to the collection, security, use, sharing and storage of Personal Information to which the Company Group is bound.

(b) The Company Group has not sold, rented, or otherwise made available, and does not permit third parties, including service providers, to sell, rent, or otherwise make available, to any Person any Personal Information, except as stated and permitted by all applicable Contracts and Privacy Laws. In the last five (5) years, the Company Group has not received any communications from, and, to the Knowledge of Seller, there have been no Proceedings by, any Governmental Entity or any other Person regarding the Company Group’s compliance with any Privacy Law or the Company Group’s Processing of any Personal Information.

(c) Neither the execution, delivery nor performance of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will result in a violation of any applicable Privacy Laws in any material respect. The Company Group has implemented and maintained in place reasonable and appropriate physical, technical and administrative security measures in compliance with and designed to comply with applicable Privacy Laws in all material respects, to protect Personal Information the Company Group Processes in connection with the operation of the Business from unauthorized access, unauthorized disclosure or unauthorized Processing of such Personal Information in violation of applicable Privacy Laws. The Company Group maintains disaster recovery and business continuity plans, procedures, and facilities in connection with the Business that are commercially reasonable and that satisfy their contractual and legal obligations with respect to the Business. Except as would not reasonably be expected to be materially adverse to the Business, (i) no Person has gained unauthorized access to, acquired, or engaged in unauthorized Processing of any Personal Information, and (ii) there have been no failures, breakdowns, breaches, outages or unavailability of the hardware, databases, firmware, networks, platforms, servers, interfaces, applications, websites and related systems primarily used in the Business (collectively, the “Business Information Systems”) (a “Security Breach”), both, whether owned or maintained by the Company Group, its customers, subcontractors or vendors, or any other Persons on its behalf (a “Security Breach”). To the Knowledge of the Company, the Company Group has no reason to reasonably suspect a Security Breach has occurred. The Business Information Systems are free from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase software, hardware, or data.

(d) To the extent that the Company Group has de-identified or anonymized any Personal Information (the “De-Identified Information”), the Personal Information has been de-identified in accordance with applicable Privacy Laws, and the Company Group has obtained or provided, or confirmed that other Persons have obtained or provided, (i) all required consents, licenses, approvals, permits, and authorizations, (ii) any and all required notifications under applicable Privacy Laws, the Privacy Policies and procedures, and any security policies and procedures, and (iii) any other rights, necessary authorities, or permissions pursuant to an applicable Contracts, in each case, to create, use, and disclose the De-Identified Information for any lawful purpose.

Section 3.26 Compliance with Trade Control Laws and Regulations.

(a) Neither the Company Group nor any of their respective directors, officers, or employees, (i) is a Prohibited Person; nor (ii) in each case in their capacity as such is a party to any Contract or bid with, or has conducted business, directly or indirectly, in the past five (5) years, with any Person who was a Prohibited Person at the time of the business dealing, in each case in violation of applicable Law.

(b) The Company Group, the operation of the Business, and the use of the Company Group’s assets and properties, are, and have been for the past five (5) years, in compliance in all material respects with all applicable Trade Controls Laws and Regulations.

(c) There is no pending or, to the Knowledge of Seller, threatened, Proceedings against the Company Group in connection with an alleged violation of any Trade Controls Laws and Regulations.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date:

Section 4.1 Organization; Authority; Enforceability. Buyer is a limited liability company duly organized under the Laws of the State of Delaware, with the requisite corporate power and authority to execute and deliver this Agreement and each agreement to be executed by Buyer to be delivered pursuant to this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2 Non-Contravention. The consummation of the transactions contemplated hereby by Buyer do not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, or (e) other than the filings required pursuant to Section 5.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents of Buyer, or any Law, Order or Contract to which Buyer is bound or subject.

Section 4.3 Litigation. There is no Proceeding pending before any Governmental Entity, against or affecting Buyer or any of its properties or rights with respect to the transactions contemplated hereby.

Section 4.4 Brokerage. Except for arrangements for which Buyer shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

Section 4.5 Investment Intent.

(a) Buyer understands and acknowledges that the acquisition of the Company Interests involves substantial risk. Buyer and its Representatives have experience as investors in Equity Securities and other securities of companies such as the ones being transferred pursuant to this Agreement, and Buyer can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Company Interests.

(b) Buyer is acquiring the Company Interests for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling any Company Interests, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Buyer understands and acknowledges that the Company Interests have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Buyer acknowledges that there is no public market for the Company Interests and that there can be no assurance that a public market will develop.

Section 4.6 Funds. Buyer understands and acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder. As of the execution of this Agreement, Buyer has, and as of Closing, Buyer will have, sufficient unrestricted cash on hand or other sources of immediately available funds to enable Buyer to purchase the Company Interests at the Closing in accordance with the terms and conditions of this Agreement and to make all other necessary payments of fees and expenses in connection with the transactions contemplated hereby, including any adjustment payments to the Initial Purchase Price pursuant to Section 2.4. Buyer represents and warrants that all funds paid to Seller shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.

Section 4.7 Customers and Suppliers. Neither Buyer nor any of its respective Representatives, financing sources or Affiliates has, without the prior consent of the Company, directly or indirectly contacted any officer, director, employee, shareholder, supplier, distributor, customer or other material business relation of the Company Group prior to the date hereof for the purposes of discussing the Company Group in connection with the transactions contemplated hereby.

ARTICLE 5

COVENANTS AND ADDITIONAL AGREEMENTS

Section 5.1 Interim Covenants.

(a) Affirmative and Negative Covenants of the Company.

(i) From the date hereof until the earlier of (A) the date this Agreement is terminated pursuant to Article 6 in accordance with its terms and (B) the Closing (the “Pre-Closing Period”), unless Buyer shall otherwise consent in writing in advance (which consent shall not be unreasonably withheld, delayed or conditions) and except as set forth on Schedule 5.1(a)(i) or as expressly provided in this Agreement or as required by any COVID-19 Measures, Seller shall, and shall cause each Company Group Member to use its reasonable best efforts to, (1) conduct and operate its business of providing integrity and reliability management process solutions, advanced quantitative inspection and engineering and condition assessment products and services (as currently carried out by Seller and the Company Group Members, the “Business”) in the ordinary course of business in all material respects, (2) use its commercially reasonable efforts to preserve substantially intact the Business in all material respects and (3) and use its commercially reasonable efforts to maintain the goodwill and organization of the Business, preserve the relationships with the Business’s customers, vendors and others having material business relationships with the Business or that are necessary for Team Industrial Services, Inc. to perform its obligations pursuant to the Transition Services Agreement; provided that no action by Seller or the Company Group with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of such other provision.

(ii) Without limiting the generality of Section 5.1(a)(i), during the Pre-Closing Period, unless Buyer shall otherwise consent in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned) and except as set forth on Schedule 5.1(a)(ii) or as expressly provided in this Agreement or as required by an COVID-19 Measures, Seller shall not, and shall cause the Company Group Members not to:

(A) sell, lease, assign, transfer, license, surrender, abandon, permit to lapse, waive, release or otherwise dispose of (1) any assets or properties (tangible or intangible) (other than the sale or disposal of obsolete inventory in the ordinary course of business and sales or dispositions of businesses or assets already contracted by Seller or a Company Group Member as of the date hereof and specifically set forth on Schedule 5.1(a)(ii)) of the Company Group Members or of the Business or (2) material Intellectual Property (other than non-exclusive software licenses granted to Company Group customers in the ordinary course of business and any abandonment, lapse, or other disposition of Intellectual Property at the end of its statutory term);

(B) mortgage or pledge any properties or assets (tangible or intangible) of any Company Group Member or subject any asset or property of any Company Group Member to any Lien (other than Permitted Liens, Liens under the Credit Agreements and related documents, in each case, as in effect as of the date hereof);

(C) authorize or make any amendments, modifications or changes to any Governing Documents of any Company Group Member;

(D) with respect to any Company Group Member, incur, assume or guarantee any Indebtedness (other than guarantees as in effect as of the date hereof of additional borrowings under the Corre Credit Agreement and the Eclipse Credit Agreement);

(E) forgive, cancel, waive, release or compromise any material debt or claim relating to any Company Group Member or the Business;

(F) authorize, incur or make any capital expenditures or commitments therefor, except in accordance with the capital budget of the Company Group for fiscal year 2022;

(G) (1) grant any bonus, severance, retention, change in control or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance Contract or employment agreement with, any employee, individual independent contractor or other service provider of the Company Group, (2) increase or promise to increase the compensation or benefits provided to any employee, individual independent contractor or other service provider of the Company Group, except for increases in compensation in the ordinary course of business consistent with past practice that do not increase the cost to the Company Group’s aggregate annual compensation by more than 4% in the aggregate, provided such increases are not provided to any employee of the Company Group with base compensation of $150,000 or more, (3) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any employee, individual independent contractor or other service provider of the Company Group, (4) adopt, establish, amend, modify or terminate any benefits; (5) waive any right of any Company Group Member with respect to any employee of the Company Group (or any arrangement that would be an Employee Benefit Plan if in effect as of the date of this Agreement), (6) adopt, establish, amend, modify or terminate any policy pertaining to employees, unless otherwise required by law or necessary to effectuate the transactions contemplated hereby or that are applicable to all similarly situated employees of Seller and its Affiliates; or (7) (x) hire any employee of the Company Group other than to fill vacancies arising due to terminations of employment of employees of the Company Group with base compensation of less than $150,000 or (y) terminate the employment of any employee of the Company Group with base compensation of $150,000 or more other than for cause;

(H) effectuate any reduction in force or employee layoff of any employees of the Company Group not in compliance with the WARN Act;

(I) with respect to any Company Group Member, make any changes to its material accounting policies, methods or practices;

(J) (i) issue, grant, sell, deliver, transfer, redeem, repurchase or otherwise dispose of, or authorize any of the foregoing or rights to the purchase of, any Equity Securities of any Company Group Member, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, Equity Securities or property) in respect of any Equity Securities of any Company Group Member, (iii) adjust, split, combine or reclassify any Equity Securities of any Company Group Member or otherwise effect any capitalization or other change in capitalization of any Company Group Member or (iv) subject any Equity Securities of any Company Group Member to any Liens (other than existing Liens as of the date hereof under the Credit Agreements);

(K) with respect to any Company Group Member, (i) make any material change in financial or Tax accounting methods or practices, (ii) make, change or revoke any material Tax election, (iii) enter into any closing agreement with respect to any material Tax, settle any material Tax claim or assessment or surrender any right to claim a material Tax refund, (iv) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (v) request any Tax ruling, (vi) enter into any Tax sharing, allocation, indemnification or similar Contract (other than any indemnification provisions for Taxes contained in credit agreements, leases or other commercial Contracts the primary purposes of which do not relate to Taxes), or (vii) amend any material Tax Return;

(L) enter into, cancel, amend, modify, terminate or grant a waiver of any material rights under, any Material Contract, Lease or material permit of a Company Group Member or take any action that might reasonably cause any of the foregoing other than terminations due to non-renewal or expirations of term in accordance with the terms of such Material Contracts, Lease, or permit;

(M) with respect to any Company Group Member, make any loans or advances to, guarantees for the benefit of, or any investments in, any other Person, other than advances to in the ordinary course of business consistent with its written expense reimbursement policies;

(N) with respect to any Company Group Member, acquire (by merger, consolidation, acquisition of Equity Securities, assets, or otherwise) any corporation, partnership, or other business organization or Person or any property or assets of any Person, other than purchases of inventory, equipment, or other similar assets in the ordinary course of business and not in excess of the amount set forth in the capital budget of the Company Group for fiscal year 2022, or form or create any Subsidiary, joint venture entity or other Person;

(O) enter into any transaction between any Company Group Member, on the one hand, and Seller or any Affiliate of Seller (excluding the Company Group Members), on the other hand, that would be binding on any Company Group Member following the Closing;

(P) with respect to any Company Group Member, pay or delay payment of accounts payable, or collect or accelerate collection of accounts receivable, in each case other than in the ordinary course of business;

(Q) terminate, cancel, fail to renew or maintain in full force and effect existing bonds and policies of insurance or adequate replacement bonds and insurance, fail to make any premiums in respect of any policies of insurance or otherwise cause or permit any material change in the amount and scope of insurance coverage, in each case, that are applicable to the Business and the Company Group;

(R) with respect to any Company Group Member, adopt a plan or agreement of or consummate any complete or partial liquidation, receivership, insolvency, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or make an assignment for the benefit of creditors;

(S) fail to maintain inventory and supplies of the Business at customary and adequate operating levels consistent with past practice or fail to replace, in accordance with past practice, any inoperable, worn out, damaged or obsolete assets of the Business with modern assets of at least comparable quality;

(T) enter into a Contract or arrangement which would provide for any material obligation or restriction on the Buyer or any of its Affiliates, including non-compete and non-solicitation restrictions;

(U) commence or enter into (or offer or propose to enter into) any settlement or release with respect to any Proceeding (or threatened Proceeding) relating to the Business other than if (A) the Liabilities resulting from such settlement or release involve solely the payment of cash, (B) such payment of cash is made prior to the Closing and (C) such settlement or release does not and will not result in any additional Liability or other obligation or restriction on the Buyer or any of its Affiliates; and

(V) authorize, commit or agree to take any action described in this Section 5.1(a).

Notwithstanding the foregoing, (i) prior to any Company Group Member taking any action required by any COVID-19 Measures, Seller shall consult with Buyer as reasonably practical and consider in good faith the views of Buyer regarding any such proposed action to be taken and (ii) other than the right to consent or withhold consent with respect to the foregoing matters in this Section 5.1(a) or except as expressly set forth in this Agreement, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct in any manner the operations of the Company Group prior to the Closing.

(b) Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.6 and obtaining and maintaining all necessary consents and approvals, or delivering notices to, any third parties that are necessary (as mutually agreed by the Parties) or required in connection with the consummation of the transactions contemplated hereby, including those set forth on Schedule 5.1(b). Notwithstanding the foregoing or anything to the contrary in this Agreement, the Parties’ respective obligations and efforts with respect to approvals of Governmental Entities under antitrust or similar Laws in connection with the consummation of the transactions contemplated hereby shall be governed exclusively by Section 5.2.

(c) Exclusivity. Seller shall not, and shall not authorize or permit any of their respective Affiliates (including the Company Group Members) or any of its or their respective Representatives to, directly or indirectly, (A)(i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal, or (B) assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and/or its respective Affiliates and their respective Representatives) to do or seek to do any of the foregoing in clause (A). Seller shall immediately cease and cause to be terminated, and shall cause its respective Affiliates (including the Company Group Members) and all of its or their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations and other communications with any Persons conducted heretofore with respect to, or that would reasonably be expected to result in, an Acquisition Proposal, and request the return or destruction of all Confidential Information previously furnished with respect to an Acquisition Proposal and terminate all physical and data room access previously granted to any Person (other than Buyer and/or its respective Affiliates and their respective Representatives). For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Company Group Member; (ii) the issuance or acquisition of Equity Securities of any Company Group Member; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company Group’s properties or assets.

(d) Access to Information.

(i) During the Pre-Closing Period, upon reasonable prior notice, Seller shall, and shall cause the Company Group to, afford Buyer and its Representatives reasonable access, during normal business hours, to the properties, assets, books and records of the Company Group and the Business and their respective officers, directors, employees and accountants and furnish to Buyer and its Representatives such additional financial and operating data and other information regarding the Business and the Company Group as Buyer or its Representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the business of the Company Group following the Closing (at Seller and the Company Group’s sole cost and expense).

(ii) Notwithstanding anything in this Agreement to the contrary:

(A) in no event shall Seller, the Company Group or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which could reasonably be expected to jeopardize (upon the advice of counsel) any applicable privilege (including the attorney-client privilege) available to any of Seller, the Company Group or any of their respective Affiliates relating to such information or (4) information the disclosure of which would cause Seller, any Company Group Member or any of their respective Affiliates to breach a confidentiality obligation with a third party to which it is bound; provided that with respect to clauses (1), (3) and (4), Seller shall, and shall cause the Company Group to, use their commercially reasonable efforts to find a way to allow access to such information in a manner that would not be reasonably likely (in the reasonable judgement of Seller upon the advice of counsel) to violate any such Law or confidentiality obligation or result in the loss of any privilege;

(B) the investigation contemplated by Section 5.1(d)(i) shall not unreasonably interfere with the conduct of the Business or normal operations of the Company Group;

(C) the auditors and accountants of any of Seller, the Company Group or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(D) if so requested by Seller, Buyer shall enter into a customary joint defense agreement or common interest agreement with Seller, the Company Group or any of their respective Affiliates with respect to any information provided to Buyer, or to which Buyer gains access, pursuant to this Section 5.1(d) or otherwise; and

(E) prior to the Closing Date, Buyer shall not be entitled to conduct any invasive or intrusive air, surface or subsurface sampling or testing (commonly known as a Phase II investigation) at any of the Company Group Member’s properties, absent the prior written consent of the Seller and the pertinent Company Group Member (which consent may be withheld in the sole discretion of the Seller or the pertinent Company Group Member).

(e) Communications. Prior to the Closing, without the prior consent of Seller, which Seller may not reasonably withhold, Buyer shall not (and shall not permit any of its Affiliates or its or their respective employees, counsel, accountants, consultants, financing sources or other Representatives to) (i) contact any supplier, customer, distributor, contractor or employee of any Company Group Member in connection with the transactions contemplated hereby or engage in any discussions with any supplier, customer, distributor, contractor or employee of any Company Group Member in respect of the transactions contemplated hereby or (ii) make any announcement or communication to any supplier, customer, distributor, contractor or employee of any Company Group Member; provided, the foregoing shall not restrict (a) communications in the ordinary course of business and unrelated to the transactions contemplated by this Agreement or (b) general market diligence which does not reference the identities of the Company Group Members to the exclusion of other businesses in the applicable market. Notwithstanding the foregoing, nothing herein shall be construed to preclude Buyer from interacting with employees and other third parties in the ordinary course of business for the purpose of facilitating the integration of Continuing Employees (as defined in Section 5.14).

(f) Termination of Intercompany Agreements. Except as set forth in Schedule 5.1(f), and except for those services to be provided under the Transition Services Agreement, Seller shall, and shall cause their respective Affiliates to, at or prior to the Closing, execute and deliver such releases, termination agreements and discharges as are necessary to terminate, eliminate and release, as applicable each and every arrangement, commitment, receivable, payable, claim, demand, right, loan and Contract between any Company Group Member, on the one hand, and a Seller or any of their Affiliates (other than the Company Group Members) on the other hand, in a manner such that neither Buyer nor any of its Affiliates (including each Company Group Member) has any Liability or obligations following the Closing pursuant to such arrangements, commitments, receivables, payables, claims, demands, loans and Contracts, in each case, reasonably acceptable to Buyer.

(g) Notice. During the Pre-Closing Period, Buyer and Seller promptly shall notify each other in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that is reasonably likely to result in any of the conditions set forth in Section 2.6 of this Agreement becoming incapable of being satisfied.

(h) PINNs Agreements. Buyer and Seller acknowledge that certain employees of the Company Group have signed Protected Information, Inventions and Non-Solicitation Agreements with Non-Compete with Seller (collectively, the “PINNs Agreements”). Seller acknowledges and agrees that no provisions in such PINNs Agreement shall restrict or otherwise prohibit any Continuing Employees in their capacity as employees of Buyer or its Affiliates (including the Company Group) while employed by Buyer or its Affiliates (including the Company Group). And, without the prior written consent of Buyer, Seller shall not enforce or make a claim under any restrictions or prohibitions contained in the PINNs Agreements against any Continuing Employees in their capacity as employees of Buyer or its Affiliates (including the Company Group) while employed by Buyer or its Affiliates (including the Company Group).

Section 5.2 Antitrust Laws.

(a) Each of Buyer and the Company will (i) cause appropriate notifications with respect to the transactions contemplated hereby required pursuant to the Antitrust Laws of the jurisdictions set forth in Schedule 2.6(a)(i) to be filed as promptly as practicable (and in the case of the Notification and Report Forms under the HSR Act and the relevant submissions to obtain GAC approval, no later than ten (10) Business Days after the date of execution of this Agreement, provided that Company shall take advice from local counsel on the appropriate filing strategy to obtain GAC approval if the formal documentation is not available at that time), (ii) request early termination of the waiting period relating to the HSR Act filings, if available, (iii) work towards obtaining GAC Approval within sixty (60) calendar days from submission of the relevant submissions, it being understood that Buyer shall direct strategy with respect to obtaining such approval, considering in good faith the views of Seller and advice from local counsel about reasonable and advisable steps, (iv) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the filings contemplated hereby, and (v) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods, and obtain all necessary approvals, under the Antitrust Laws set forth in Schedule 2.6(a)(i) with respect to the transactions contemplated hereby as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its Representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Party shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request (subject to the terms hereof). Buyer shall, and shall cause its Affiliates to, pay all fees or make other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders.

(b) The Company and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Company Group Member or Buyer (including their respective Affiliates and Representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. The Company, on the one hand, and Buyer, on the other hand, shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference, or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each of Buyer and Seller shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Saudi Competition Law, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 5.2(c), each of Buyer and Seller shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws, and to obtain any required approvals, with respect to such transactions as promptly as possible after the execution of this Agreement; provided, however, that such reasonable best efforts shall not require the Buyer or any Buyer Affiliate to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Buyer or any Buyer Affiliate (including, after consummation, the Company) or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of Buyer or any Buyer Affiliate (including, after consummation, the Company). .

(d) Buyer shall not, and shall cause its Affiliates and ultimate parent entities not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or Equity Securities, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to, (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.3 R&W Insurance Policy.

(a) Buyer has acquired a binding agreement (the “Binder Agreement”) to be issued at Closing of a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”), in a form attached as Exhibit F, naming Buyer as the “named insured” and its Affiliates (including, post-Closing, the Company Group) as additional insureds. Buyer shall cause the R&W Insurance Policy to provide that the insurer thereunder shall waive and agree not to pursue, directly or indirectly, any right of subrogation against Seller in connection with this Agreement and the transactions contemplated thereby, except against Seller in the case of Fraud by Seller in connection with this Agreement and the transactions contemplated thereby. Buyer shall further cause the R&W Insurance Policy to reflect that Seller shall be an express third-party beneficiary of and entitled to enforce the subrogation provision reflected in the prior sentence. Following the Closing, Buyer shall not amend, modify or waive the subrogation provisions benefitting the Seller in any manner without the prior written consent of Seller. Each Party shall use commercially reasonable efforts to satisfy the conditions set forth in the Binder Agreement to ensure that the R&W Insurance Policy is fully bound and in full force and effect at the Closing.

(b) In connection with the R&W Insurance Policy, Buyer covenants and agrees not to, and to ensure that its Affiliates, officers, managers, members, directors, agents and other Representatives do not, take any action (or omit to take any action), the effect of which would, or would reasonably be expected to, void, impair or otherwise abrogate any of the coverages provided or made available pursuant to or under the R&W Insurance Policy. The cost of obtaining the R&W Insurance Policy, including all premiums and any related brokers fees, shall be paid by Buyer at or prior to the Closing.

Section 5.4 Survival. Other than in the case of Fraud, none of the representations and warranties in this Agreement or certificate delivered by a Party pursuant to Section 2.7 shall survive the Closing, and each Party agrees that it shall not, and shall not be entitled to, make any claim or initiate any action against the other Party, its Affiliates or their respective Representatives with respect to any such representation or warranty from or after the Closing. Other than in the case of Fraud, none of the covenants or agreements of the Parties in this Agreement shall survive the Closing, and no Party shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such covenant or agreement from or after the Closing, other than (a) the covenants and agreements of the Parties contained in Article 7, and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed, after the Closing, which shall survive the consummation of the transactions contemplated by this Agreement in accordance with their terms, or otherwise until fully performed. Nothing in this Section 5.4 is intended to affect or limit the ability of the Buyer to recover from the insurers under the R&W Insurance Policy for any matters covered thereunder. Notwithstanding anything in this Section 5.4 to the contrary, nothing in this Section 5.4 shall limit or restrict Buyer’s or Seller’s right to claim, maintain and recovery any amounts from the other Party for such Party’s commission of Fraud.

Section 5.5 Certain Tax Matters.

(a) Tax Apportionment. For purposes of determining Indebtedness and Working Capital, (i) the amount of any income Taxes payable by a Company Group Member in the case of any Straddle Period that are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and including, for purposes of greater certainty, any GILTI Inclusion, Subpart F Income, or other income that would be included in the taxable income of the Seller Consolidated Group in a Pre-Closing Tax Period based on such interim closing of the books to the extent required by Law, and taking into account the applicability of Section 245A of the Code), and (ii) the amount of any other Taxes payable by a Company Group Member in the case of any Straddle Period that are allocable to the Pre-Closing Tax Period shall be determined based on the amount of such other Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the date that is immediately prior to the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, however, that in the case of any sales, use, payroll, withholding or other similar Taxes, the amount of any such Taxes payable by a Company Group Member in the case of any Straddle Period that are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the date immediately preceding the Closing Date.

(b) Tax Contests. Buyer shall notify Seller of receipt by any Company Group Member of and provide Seller with a copy of any written notice of any pending or threatened Tax audit, examination, assessment, litigation or other Proceeding if such audit, assessment, litigation or other Proceeding with respect to which Seller could have any liability (“Tax Contest”); provided that (i) Buyer shall keep Seller reasonably informed regarding the progress and substantive aspects of such Tax Contest (ii) Seller may retain separate co-counsel at its sole cost and expense and participate in the defense of any such Tax Contest, including having an opportunity to review and reasonably comment on any material written materials prepared in connection with such Tax Contest and the right to attend and participate in any conferences relating thereto, and (iii) Buyer will not settle or consent to the entry of any Order or other similar determination of finding with respect to such Tax Contest without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.

(c) Tax Cooperation. Each Party shall cooperate (and cause its Affiliates to cooperate) fully, as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns of each Company Group Member, and in connection with any Tax audit, assessment, litigation or other Proceeding. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained under this Section 5.5(c) shall be kept confidential, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting or defending an audit, examination, litigation or other Proceeding, (ii) with the consent of the Parties, as the case may be or (iii) as required by applicable Law. Seller shall cooperate with Buyer to provide, or cause to be provided, all material records, workpapers and other information of each Company Group Member on which each Company Group Member’s Tax Returns (and the Tax Liabilities shown thereon) were based that are reasonably necessary for Buyer’s preparation of a Tax Return or defense of a Tax Contest. Following the Closing, Buyer shall (i) abide by all record retention agreements entered into with any Taxing Authority and (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such records or information and, on receipt of such notice, if the Seller so requests, allow Seller to take possession of such books and records.

(d) Transfer Taxes. All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Buyer and Buyer shall indemnify and hold Seller harmless against any and all such Transfer Taxes. Each Party shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any such Transfer Taxes.

(e) Tax Refunds. Seller will be entitled to any Tax refunds or credits to which Buyer or any Company Group Member becomes entitled and to which any such refund is actually received in cash or such credit is actually utilized as an offset against Taxes that relate to any Pre-Closing Tax Period. Any refunds or credits of Taxes of any Company Group Member related to any Post-Closing Tax Period shall be for the account of Buyer. For purposes of greater certainty, refunds related to a Pre-Closing Tax Period shall not include (i) such refunds or credits that have already been taken into account in the computation of current Tax assets including in Final Net Working Capital, (ii) such refunds or credits that are required to be paid to any other Person pursuant to any Contract or agreement entered into by any Company Group Member prior to the Closing or (iii) any refunds or reductions in Tax attributable to (A) the carryback of a Tax attribute arising out of a Post-Closing Tax Period or (B) the carryforward of a Tax attribute arising out of a Pre-Closing Tax Period to a Post-Closing Tax Period, provided, however, that in the event any of the Company Group Members have paid estimated federal or state Taxes with respect to the taxable year beginning on January 1, 2022, and the amount of such Taxes paid with respect to any taxing jurisdiction is in excess of the amount of such Taxes that would be owed to such jurisdiction for the taxable year (or portion thereof) ending on the Closing Date based on the application of the principles of Section 5.5(a), such excess shall be considered a refund related to a Pre-Closing Tax Period. Any refunds or credits of Taxes of any Company Group Member for any Straddle Period actually received in cash or actually utilized as an offset against Taxes shall be apportioned between Seller and Buyer in the same manner as the liability for such Taxes is apportioned pursuant to Section 5.5(a). If either Seller or Buyer receives a refund or credit of Taxes to which the other Party is entitled pursuant to this Section 5.5(f), then Seller or Buyer (as applicable) will pay over to the other Party such refund or the amount of any such credit within ten (10) Business Days after receipt of such refund or credit against Taxes. For purposes of this Section 5.5(e), neither Party shall be obligated to pay to the other Party any Tax refund or credit, as applicable, after the expiration of the applicable statute of limitations for assessments plus thirty (30) days, giving effect to any waiver, mitigation or extension of such period.

(f) Section 336(e) Election

(i) After the Closing, if requested by Buyer in writing, Seller and the Company, as applicable, shall agree to make a timely election under Section 336(e) of the Code with respect to the transactions contemplated by this Agreement. If such a request is made by Buyer, Seller (or its Affiliates, as applicable) shall make, and shall take any and all actions necessary to effect, an election under Section 336(e) of the Code and any corresponding election under state, local, and foreign Law (each as requested in writing by Buyer) with respect to the purchase and sale of the Company hereunder (collectively, a “Section 336(e) Election”). If a Section 336(e) Election is made, Seller shall include any income, gain, loss, deduction or other Tax item resulting from the Section 336(e) Election on its Tax Returns to the extent required by applicable Law. If Buyer requests a Section 336(e) Election pursuant to this Section 5.5(f)(i), Seller shall, within ten (10) days following completion of the Allocation Schedule as finally determined pursuant to Section 5.5(f)(ii), deliver a copy of the election statement to Buyer (such form(s), the “Election Statement”), required schedules thereto, and any similar state, local or foreign forms (including IRS Form 8883) requested by Buyer in writing that Seller will timely file with its U.S. federal consolidated Tax Return for the taxable year that includes the Closing Date. The Election Statement shall reflect the Allocation Schedule agreed to by Seller and Buyer pursuant to Section 5.5(f)(ii). If a Section 336(e) Election is made, Seller and Buyer shall report the purchase and sale of the Company Interests consistent with the Section 336(e) Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Taxing Authority, or otherwise, unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

(ii) If a Section 336(e) Election is made, Buyer, the Company and Seller agree that the Final Purchase Price (plus any Liabilities of the Company treated as part of the Final Purchase Price under Section 336(e) of the Code and the Regulations thereunder) shall be allocated among the assets by allocating the ADADP and AGUB (as such terms are defined in Sections 1.336-3 and 1.336-4 of the Regulations) of the assets of the Company and its Subsidiaries, as applicable, in accordance with the Regulations promulgated under Section 336(e) of the Code (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within sixty (60) days following the determination of the Final Purchase Price pursuant to this Agreement. If Seller notifies Buyer in writing within thirty (30) days that Seller objects to one or more items reflected in the Allocation Schedule, with such written objection containing the proposed revisions and a reasonably detailed explanation of the basis for such proposed revisions, then Seller and Buyer shall negotiate in good faith to attempt to resolve such dispute. If Seller does not provide Buyer with any proposed changes within such thirty (30) day period, the Allocation Schedule shall be deemed final. If Seller timely notifies Buyer of any proposed changes to the draft Allocation Schedule and Seller and Buyer are unable to resolve any dispute with respect to the draft Allocation Schedule within fifteen (15) days following Seller’s notice, such dispute shall be resolved by the Accounting Firm. The fees and expenses of the Accounting Firm shall be borne by Seller and Buyer in the manner described in Section 2.4(b). Buyer, the Company, and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule, as finally determined pursuant to this Section 5.5(f)(ii) unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

(g) Section 338(g) Election; Other Post-Closing Actions. After the Closing, (i) Buyer shall be permitted to make an election under Section 338(g) of the Code for any non-U.S. subsidiaries of the Company eligible for such election and (ii) Buyer will not, without the consent of Seller, take any other action that is not otherwise permitted by this Agreement if it could reasonably be expected to increase the Tax liability of any Seller or any of a Seller’s direct or indirect owners.

(h) Deal Generated Deductions. To the extent permitted by applicable Law, the Parties agree that all Deal Generated Deductions (i) will be allocated and attributable to a taxable period (or portion thereof) ending on or before the Closing Date and (ii) will be allocated to Seller for purposes of determining the Accrued Income Tax Amount, in each case, applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 with respect to any “success-based fees” as defined in Treasury Regulations Section 1.263(a)-5(f).

Section 5.6 Public Announcement. Any press or other public release or announcement concerning the transactions contemplated hereby shall not be issued without the consent of each of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Except in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation, the Parties shall keep the terms of this Agreement confidential, except to the extent required by applicable Law and except that the Parties may disclose such terms to their respective accountants, legal advisors, direct equityholders and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).

Section 5.7 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided, that, (a) Buyer shall pay and be fully responsible for all (i) filing fees under the HSR Act and other Antitrust Laws and under any such other Laws applicable to Buyer, (ii) fees, costs and expenses incurred in respect of the R&W Insurance Policy, (iii) Transfer Taxes incurred in connection with this Agreement pursuant to Section 5.5(d), and (iv) fees, costs, and expenses of the Tail Policy pursuant to Section 5.11(b) and (b) the Transaction Expenses not paid prior to Closing shall be paid and deducted from the Initial Purchase Price or Final Purchase Price, as applicable, in accordance with the terms and conditions of this Agreement.

Section 5.8 Further Assurance; Wrong Pockets.

(a) Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

(b) In the event that on or following Closing (i) Buyer or any Company Group Member has record or beneficial ownership or possession of any asset that is not part of the Business or should have been otherwise retained by Seller under the terms of this Agreement, or (ii) Seller or any of its Affiliates has record or beneficial ownership or possession of any asset that is part of the Business that should have been transferred to Buyer under the terms of this Agreement (including Intellectual Property generated by employees of the Company Group that vested with or were previously assigned to Seller or any Affiliate of Seller or a Company Group Member), then on or following the Closing Date, Buyer or Seller, as applicable, shall assign, convey and transfer, or cause to be assigned, conveyed and transferred, to the other party or their designated Affiliate such asset and all rights associated therewith (including, with respect to Intellectual Property the rights to collect past damages for infringement or misappropriation thereof) and pending such transfer, Buyer or Seller, as applicable, shall hold such asset and provide to the other party or such party’s designated Affiliate all of the benefits and liabilities associated with the ownership and operation of such asset and, accordingly, Buyer or Seller, as applicable, shall cause such asset to be operated or retained as may reasonably be instructed by the other party and Buyer or Seller, as applicable, shall indemnify the other party for any actual losses resulting from such operation or retention so long as such operation or retention is in accordance with Buyer or Seller’s instructions, except that Buyer or Seller, as applicable, shall not be required to indemnify the other party for any actual losses arising from such operation or retention which are finally judicially determined to have resulted primarily from willful misconduct or gross negligence on the part of the party retaining the asset in question. Each of Buyer and Seller acknowledge and agree that this provision shall not apply to any services subject to the Transition Services Agreement or the assets related thereto.

Section 5.9 Use of Seller Trademarks. Except as expressly provided in this Section 5.9, neither Buyer nor any of the Company Group Members shall use, or have or acquire the right to use or any other rights in, any Trademarks owned by Seller or any of its Subsidiaries (excluding, from and after the Closing, the Company Group) (the “Retained Marks”). Subject to the terms and conditions set forth in this Section 5.9, Seller hereby grants the Company Group Members a non-exclusive, royalty-free, fully-paid, irrevocable, non-terminable, worldwide license to use for 180 days after the Closing Date, any Retained Mark that includes the “Team” name or logo (the “Team Marks”), solely in substantially the same manner as used immediately prior to the Closing Date, and solely in connection with the operation of the business of the Company Group, in a manner consistent with the operation of the business of the Company Group as of the Closing Date. Buyer shall cause each Company Group Member to, (i) ensure that the use of the Team Marks by the Company Group pursuant to this Section 5.9 shall be at a level of quality equal to or greater than that used by Seller and its Subsidiaries in the operation of their businesses in the twelve (12) months prior to the Closing Date; and (ii) comply with all applicable Laws. Any and all goodwill associated with or that arises from any Company Group Member’s use of the Team Marks shall inure to the sole and exclusive benefit of the Seller and its Subsidiaries (excluding, from and after the Closing, the Company Group). The Company Group shall indemnify and hold harmless the Seller and its Affiliates and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns against any and all Losses suffered or incurred by such Person to the extent arising from or resulting from any claim, demand, action, suit or other Proceeding brought by an unaffiliated third party and arising out of or relating to any Company Group Member’s use of any of the Team Marks in breach of the terms of this Section 5.9 after the Closing. No Company Group Member shall settle any dispute involving the Team Marks without the prior written consent of Seller.

Section 5.10 Mutual Release.

(a) Effective upon the Closing:

(i) Seller (on behalf of itself and each of its Affiliates) hereby releases, remises and forever discharges each Company Group Member and all of such Person’s Representatives from any and all legal or administrative Proceedings, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Seller or its Affiliates might now or subsequently have, based on, relating to or arising out of the ownership, use or operation of the Company Group prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any other Environmental Law.

(b) Buyer on behalf of the Company Group hereby releases, remises and forever discharges Seller and its Affiliates and all of such Persons’ Representatives from any and all legal or administrative Proceedings, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which the Company Group might now or subsequently have, based on, relating to or arising out of the Seller’s ownership, use or operation of the Company Group prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any other Environmental Law.

Notwithstanding anything in this Section 5.10 to the contrary, this Section 5.10 shall not affect, and this mutual release shall not cover, (i) the rights of or any claims of Seller or Buyer under this Agreement or Seller, Buyer or any Company Group Member under any agreement, instrument or document entered into or delivered in connection with the consummation of the transactions contemplated hereby, (ii) the Company Group under its respective Governing Documents, (iii) any claim for Fraud, or (iv) any matters set forth on Schedule 5.1(f).

Section 5.11 Directors and Officers.

(a) Buyer acknowledges that (i) each Person that, prior to the Closing, served as a director, officer, manager, employee, agent, trustee or fiduciary of any Company Group Member or who, at the request of any Company Group Member, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “D&O Indemnified Persons”) is entitled to indemnification, expense reimbursement and advancement and exculpation to the extent provided in the Governing Documents of the Company Group Members, as applicable, in effect as of the date hereof (“D&O Provisions”) (true and complete copies of which have been made available by Seller to Buyer) and to the extent relating to matters occurring prior to the Closing Date (ii) such D&O Provisions are rights of Contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the D&O Indemnified Persons’ rights, or any Company Group Member’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing. Without limiting the foregoing, Buyer shall not, and shall not permit any Company Group Member to amend, repeal or modify any provision in such Company Group Member’s Governing Documents, as applicable, in a manner that would adversely affect the rights of the D&O Indemnified Persons relating to the indemnification, expense reimbursement and advancement and exculpation by the Company Group Members, as applicable, unless to provide greater exculpation or indemnification or unless required by Law. Notwithstanding anything to the contrary in this Agreement (including this Section 5.11), the indemnification obligations required pursuant to this Section 5.11 shall be limited to amounts recoverable under the “tail” policy purchased pursuant to Section 5.11(b).

(b) At or prior to the Closing Date, Buyer shall purchase (at Buyer’s sole cost and expense) and maintain, in effect for a period of six (6) years thereafter, a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company Group, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy as of the date hereof (true and complete copies of which have been made available by Seller to Buyer), retentions and limits of liability that are no less advantageous than the coverage provided under any Company Group Member’s existing policies (collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy shall be settled without the prior written consent of Seller.

(c) In the event that Buyer, any Company Group Member or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its assets or properties to any Person, then in each case, proper provisions shall be made so that the successors and assigns of Buyer, the applicable Company Group Member, as the case may be, shall honor in full the obligations set forth in this Section 5.11.

(d) Buyer and the Company hereby acknowledge that the D&O Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. This Section 5.11 shall survive the consummation the Closing until six (6) years following the Closing.

Section 5.12 Access to Books and Records.

(a) From and after the Closing, for so long as such information is retained by Buyer in accordance with Section 5.12(b), upon reasonable prior notice, Buyer and its Affiliates shall afford Seller (at Seller’s sole cost and expense) reasonable access to the books, records, Tax Returns and documents relating to the Business prior to the Closing Date (and the assistance of employees responsible for such books, records, including employee records and personnel files, and documents) during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding relating to Seller or its Affiliates and the operation of the Business prior to the Closing, (b) preparing reports to Governmental Entities relating to the operation of the Business prior to the Closing Date or (c) such other business purposes for which access is reasonably necessary to such documents is determined by such Seller to be reasonably necessary and relates to the operation of the Business prior to the Closing, including Seller preparing and delivering any accounting or other statement provided for under this Agreement, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit for periods prior to the Closing.

(b) Buyer shall (at its sole expense) cause each Company Group Member to maintain and preserve all such Tax Returns, books, records and other documents (including for the avoidance of doubt, any Tax documents or other records related to the assets of the Company Group) relating to the Business prior to the Closing Date for the greater of (i) 6 years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended.

(c) Notwithstanding anything herein to the contrary:

(i) Buyer shall not be required to provide any access or information to Seller, their Affiliates or any of their respective Representatives which Buyer reasonably believes it or, after the Closing, any Company Group Member are prohibited from providing to Seller, their Affiliates or their respective Representatives (1) by reason of applicable Law, (2) because such access constitutes or allows access to information protected by any privilege (including attorney-client privilege), or which Buyer, any Company Group Member are required to keep confidential, or (3) because such access constitutes information the disclosure of which would cause Buyer, any Company Group Member or any of their respective Affiliates to breach a confidentiality obligation or Contract with a third party, provided that with respect to clauses (1), (2) and (3), Buyer shall, and shall cause the Company Group to, use their commercially reasonable efforts to find a way to allow access to such information in a manner that would not be reasonably likely (in the reasonable judgment of Buyer upon the advice of counsel) to violate any such Law or confidentiality obligation or result in the loss of any privilege;

(ii) any access contemplated by this Section 5.12 shall not unreasonably interfere with the conduct of the Business or normal operations of the Company Group;

(iii) the auditors and accountants of any of Buyer, the Company Group or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and

(iv) and if so requested by Buyer, Seller shall enter into a customary joint defense agreement or common interest agreement with Buyer, the Company Group or any of their respective Affiliates with respect to any information provided to Seller, or to which Seller gains access, pursuant to this Section 5.12 or otherwise.

Section 5.13 Insurance.

(a) Buyer acknowledges that all insurance policies maintained by Seller and Seller’s respective Affiliates (other than the Company Group) as part of Seller’s Insurance Program identified in Schedule 3.18 for the benefit of the Company Group and their respective Affiliates will be terminated as of the Closing. Following the Closing, no claims may be brought against any such policy under Seller’s Insurance Program, other than claims under any occurrence-based policy of Seller and Seller’s respective Affiliates with respect to the Company Group and the Business. Claims brought pursuant to any such policy in Seller’s Insurance Program shall be at Buyer’s sole cost and expense (including any applicable deductibles in connection with such claims). If necessary and appropriate in the context of such claim, any such claim shall be made by Seller and its Affiliates if such claim or claims are related to any of the assets and properties owned or used by such Company Group in the conduct of the Business and the Company Group.

(b) Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to timely make any and all claims and potential claims for known insured Losses and potential Losses relating to the conduct of the Business and/or the Company Group that may be covered on any applicable insurance policy of which Seller and its Affiliates have knowledge of prior to Closing and shall inform Buyer of the nature of any such claims or potential claims. Seller shall, and shall cause its Affiliates to, as applicable, use commercially reasonable efforts to allocate reasonable reserves on the financial statements of the Company Group for such claims and potential claims for known insured Losses and potential Losses and information relating to such reserves shall have been reported on the financial statements of the Company Group. To the extent a claim is made under any applicable insurance policy of Seller and its Affiliates with respect to any of the assets and properties owned or used by such Company Group in the conduct of the Business and/or the Company Group, in each case before or in conjunction with the Closing, and proceeds are paid out with respect to any such claim after the Closing, Seller shall, or shall cause its applicable Affiliates to, pay to Buyer or the Company Group, as designated by Buyer, such proceeds received by Seller and its Affiliates.

(c) Seller shall, and shall cause the Company Group Members, to provide to Buyer and its Affiliates all information, including historical loss runs and other claims related information, reasonably required for the Buyer to obtain insurance policies covering the Company Group Members at Closing.

(d) Buyer shall be solely responsible from and after the Closing for providing insurance to each Company Group Member and their respective businesses for events or occurrences occurring after the Closing

Section 5.14 Employee Matters.

(a) Buyer shall, or shall cause the Company Group, to continue the employment, effective immediately after the Closing Date, of all employees (other than U.S. employees who are on medical, disability, family, or other leave of absence) of the Company Group as of the date immediately prior to the Closing Date (“Continuing Employees”). Any U.S. employees of the Company Group who are on medical, disability, family, or other leave of absence as of immediately prior to the Closing Date (“Leave Employees”) shall be transferred to an Affiliate of Seller that is not a Company Group Member immediately prior to the Closing Date. If any such Leave Employees demonstrate the ability to return to work and present themselves for work within six (6) months of the Closing Date, such Leave Employees shall be offered employment with Buyer or an Affiliate and, upon accepting such offer of employment, shall then be treated as Continuing Employees.

(b) Beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Buyer shall, or shall cause the Company Group to, provide each Continuing Employee with (i) a base annual salary or wage rate that are no less favorable in the aggregate than the base annual salary or wage rate that is in effect for such employee immediately prior to the Closing Date, (ii) cash bonus and cash incentive compensation opportunities (excluding equity and equity-based compensation, retention and change of control or similar type transaction bonuses) that are no less favorable in the aggregate than the bonus and incentive compensation opportunities (excluding equity and equity-based compensation, retention and change of control or similar type transaction bonuses) provided to such employees immediately prior to the Closing Date, (iii) employee benefits (other than equity incentive or equity-based compensation, severance, change in control, and retention, defined benefit, post-retirement or retiree medical and similar benefits) that are substantially comparable in the aggregate to the benefits available to such employees as of the Closing Date. In the event that a Continuing Employee is terminated without cause within the one (1) year period immediately following the Closing, the Buyer agrees that it shall provide or shall cause its Affiliates to provide (A) non-cash severance benefits that are no less favorable than the non-cash severance benefits provided under the severance policy or arrangement in effect and applicable to similarly situated employees of Buyer and its Affiliates and (B) cash severance benefits in accordance with the Company Group’s severance policy as of the date hereof. Notwithstanding any other provision of this Agreement, and subject to applicable Laws, neither the Buyer nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any specific period of time.

(c) Buyer further agrees that, from and after the Closing Date, Buyer shall, or shall cause the Company Group to, grant each Continuing Employee credit for any and all service with the Company Group (and any predecessor thereof) earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation, sick leave, paid time off and severance benefit determinations under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer, any Company Group Member or any of its or their Subsidiaries on or after the Closing Date (the “New Plans”) provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. In addition, Buyer hereby agrees that Buyer shall, or shall cause the Company Group to use reasonable efforts to, (i) waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Employee Benefit Plan as of the Closing Date and (ii) credit any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation, in accordance with the terms and conditions of the applicable plans.

(d) Buyer shall, for those Continuing Employees who elect to participate in a tax-qualified defined contribution retirement plan maintained by Buyer or its Affiliates for the benefit of the Continuing Employees (“Buyer’s 401(k) Plan”), allow such Continuing Employees to make direct rollovers of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), exclusively in cash, to the Buyer 401(k) Plan from any Company Employee Benefit Plan that is a U.S. tax-qualified defined contribution retirement plan (the “Company Group Member 401(k) Plan”). Seller shall cause each Continuing Employee to be 100% vested in his/her account balance under the Company Group Member 401(k) Plans covering the Continuing Employees, effective as of the Closing Date.

(e) Notwithstanding anything to the contrary herein, Buyer and the Company Group shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to Continuing Employees for whom a “qualifying event” occurs after the Closing Date.

(f) Buyer shall cause the Company Group to continue to operate the Company Group’s annual incentive plan as set forth on Schedule 5.14 and as it exists as of the date hereof solely for the performance period that includes the Closing Date, through the end of such performance period for calendar year 2022, and shall pay each Continuing Employee the bonus to which the Continuing Employee would be entitled for such performance period based on actual performance and otherwise in accordance with the terms of such annual incentive plan set forth on Schedule 5.14. For the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.14, with respect to any amounts that are payable to Continuing Employees from the beginning of the performance period (that includes the Closing Date) through the Closing Date (such period, the “Pre-Closing Partial Performance Period”), Buyer shall only be responsible for paying out after Closing that portion of any bonus or other incentive compensation for the Pre-Closing Partial Performance Period that is reflected in Final Indebtedness or Final Working Capital as finally determined under this Agreement. Upon such payment, Buyer shall have no further obligations under this Section 5.14(e) with respect to such annual incentive plan. In addition, Buyer shall, or shall cause the applicable Company Group Member, to honor their respective obligations under the Retention Agreements, excluding the Seller Retention Obligations.

(g) Nothing contained herein, express or implied, is intended to confer any rights (including any third-party beneficiary rights), remedies or claims upon any employee of any Company Group Member, any Continuing Employee, Leave Employees or any other Person, other than the Parties to this Agreement, or shall constitute an amendment to or any other modification of any New Plan, Company Employee Benefit Plan or Employee Benefit Plan.

Section 5.15 Investigation by Buyer. Buyer has substantial familiarity with the businesses of the Company Group and fully understand the risks inherent therewith. Furthermore, Buyer (for itself and on behalf of its Affiliates (including, following the Closing, the Company Group) and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns) has conducted an independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Company Group and Buyer, its Affiliates and their advisors and Representatives have had access to the personnel, properties, premises and records of the Company Group for such purpose.

Section 5.16 No Other Representations; Non-Reliance of Buyer. In entering into this Agreement, Buyer has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company Group or Seller, any Company Group Member’s or Seller’s employees, directors, managers, officers, Representatives or any other Person, and, except for the specific representations and warranties expressly made by the Seller in Article 3 (in each case, as qualified by the Schedules) and the other agreements and certificates, as applicable, to be delivered by Seller pursuant to Section 2.7(a), Buyer (for itself and on behalf of its Affiliates and Representatives): (a) specifically acknowledges that no Company Group Member nor Seller or any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of Seller, any Company Group Member or any Company Group Member’s businesses, assets, risks and other incidents of the Company Group, Liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets and whether the Company Group possess sufficient real property or personal property to operate their businesses, the nature or extent of any Liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company Group furnished to Buyer or its Affiliates or their advisors or Representatives or made available to Buyer, its Affiliates or their advisors or Representatives in any data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby,; (b) specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges that the Company Group, Seller and Seller’s Affiliates hereby specifically disclaim any such other representation or warranty made by any Person; (c) specifically disclaims any obligation or duty by the Company Group, Seller or any of Seller’s Affiliates or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article 3;

(d) specifically acknowledges Buyer is entering into this Agreement and acquiring the Company Interests subject only to the specific representations and warranties set forth in Article 3 and the other agreements and certificates, as applicable, to be delivered by Seller pursuant to Section 2.7(a); and (e) specifically acknowledges that the sole purpose of the representations and warranties set forth in this Agreement is to allocate financial responsibility should the representations and warranties prove to have been inaccurate and result in provable Losses, and no other rights, remedies or causes of action (whether in law or in equity or whether in Contract or in tort) are permitted to any Person as a result of the misrepresentation or breach of any such representation and warranty, except in the case of Fraud. Without limiting the generality of the foregoing, (i) except for the specific representations and warranties expressly made by the Seller in Article 3, no Company Group Member nor any Seller makes any representation or warranty regarding any third-party beneficiary rights or other rights which Buyer might claim under any studies, reports, tests or analyses prepared by any third parties for any Company Group Member or any of their Affiliates, even if the same were made available for review by Buyer or its Affiliates or Representatives; and (ii) none of the documents, information or other materials provided to Buyer or any of its Affiliates or Representatives at any time or in any format by any Company Group Member, Seller or any of their Affiliates or Representatives constitutes legal advice, and Buyer waives all rights to assert that it received any legal advice from any Company Group Member, Seller or any of their Affiliates, or any of their respective Representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.16 and Section 5.15 shall (i) be construed as, or be deemed to be, a limitation of liability of any Person for Fraud and (ii) limit any claim Buyer may have with respect to Fraud.

Section 5.17 Seller Retention Obligations and Seller Award Agreements. Notwithstanding anything to the contrary in this Agreement, from and after Closing, Seller shall satisfy and be responsible for all remaining obligations and liabilities in connection with or related to the Seller Retention Obligations and any award agreements granting any Equity Securities of Seller to employees of the Company Group (in each case, whether accruing prior to, on or after Closing), and Seller acknowledges and agrees that neither Buyer, its Affiliates nor any Company Group Member shall have any Liabilities in connection with or related to the Seller Retention Obligations and any award agreements granting any Equity Securities of Seller to employees of the Company Group (in each case, whether accruing prior to, on or after Closing), provided that in order to ensure compliance with applicable Tax requirements, notwithstanding anything to the contrary herein, any payments that are compensatory for income Tax purposes and are made in connection with the transactions contemplated hereby to any individual employed by a Company Group Member shall be made through the payroll processing system of the applicable Company Group Member, and to the extent required, Seller shall reimburse the applicable Company Group Member for any such payments pursuant to its obligations under this Section 5.17.

Section 5.18 Pledged Certificates. Promptly after Closing, Seller shall use reasonable best efforts to obtain from the applicable lenders under the Credit Agreements all originals of certificates representing the Company Interests and the Equity Securities of the other Company Group Members that have been pledged under the Credit Agreements and originals of any other certificates of the Company Group Members in Seller’s or its Affiliates’ possession, and deliver such certificates to Buyer.

Section 5.19 Confidentiality.

(a) Seller agrees that, from and after the Closing until such information is no longer competitively sensitive or no longer constitutes a trade secret (as applicable), Seller shall, and shall cause its Affiliates to, not disclose any and all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services, relationships, suppliers, distributors, customers or other material business relations of the Company Group and their respective business (including the Business), including: (i) non-public internal business information (including financial information, budgets and information relating to strategic plans and cost, rate and pricing structures); (ii) non-public requirements of, and specific contractual arrangements with, customers, suppliers and other material business relations; (iii) trade secrets recognized under applicable law as “trade secrets”, proprietary know-how, methods of operation, techniques, formulae and systems relating to the products or services of the Company Group; and (iv) non-public corporate business structure and business units of the Company Group; provided, that, Confidential Information shall not include information (a) which is or becomes generally available to the public other than as a result of a disclosure by a Seller in violation of this Agreement or (b) which is developed independently by the Seller or their respective Affiliates after the Closing without violating the obligations set forth herein (“Confidential Information”) and, except as otherwise expressly permitted by the Transition Services Agreement, refrain from using any of the Confidential Information.

(b) In the event that Seller or Seller’s Affiliates is requested or required (by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall promptly notify Buyer of the request or requirement so that Buyer or its Affiliates may seek an appropriate protective order or waive compliance with the provisions of this Section 5.19. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or its Affiliates, on the advice of counsel, is compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, such Person may disclose the Confidential Information to the Governmental Entity; provided, that such Person shall use reasonable best efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

Section 5.20 Restrictive Covenants.

(a) Seller hereby acknowledges and agrees that (i) the Company Group conducts the Business or has current plans to expand the Business throughout the Territory and (ii) to protect adequately the interest of the Buyer in the business and goodwill of the Company Group, it is essential that any non-competition covenant with respect thereto cover all of the Business and the entire Territory. Seller will not, and will cause its Affiliates not to, for a period of three (3) years following the Closing Date (the “Restricted Period”), in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i)

engage in the Business within the Territory, or (ii) have an equity or profit interest in, advise or render services for (including of an executive, marketing, manufacturing, research and development, administrative, financial, consulting or other nature) or lend money or provide financing to, in each case, any Person that engages in any business or enterprise or activity that competes, directly or indirectly, with the Business within the Territory. Nothing contained in this Section 5.20 shall restrict or prohibit Seller or any Affiliate of Seller from:

(i) continuing to provide conventional and advanced engineering services in relation to inspection services, lab and metallurgical services, storage tank inspection and integrity assessment, fitness for service assessments, mechanical integrity services and programs, risk-based inspection, pipeline integrity management, asset integrity management and digital solutions as currently provided as of the date hereof by Seller’s (A) inspection and heat treating and (B) mechanical services segments;

(ii) directly or indirectly holding interests in or securities of any Person engaged in any business or enterprise or activity that competes, directly or indirectly, with the Business within the Territory whose securities are publicly traded to the extent that such investment and does not directly or indirectly confer on Seller or its Affiliates more than 5% of the voting power of such Person so long as neither Seller nor its Affiliates actively participate in the business or operation of such Person and such investment is held for passive investment purposes;

(iii) acquiring (or entering into an agreement to acquire) an interest in any Person engaged in, or asset used in, a business activity that would otherwise violate Section 5.20(a) (a “Competing Business”) if (A) at closing of the consummation of such acquisition, such Competing Business generated the lower of (i) ten percent (10%) of such Person’s consolidated annual revenues for the prior twelve (12) months or the equivalent amount with respect to the acquisition of any asset or group of related assets and (ii) $25,000,000 of such Person’s consolidated annual revenues for the prior twelve (12) months; and

(iv) acquiring (or entering into an agreement to acquire) and, after such acquisition, owning an interest in any Person or asset (or group of related assets) that is engaged in or used in a Competing Business if (A) at closing of the consummation of such acquisition, such Competing Business generated the greater of (x) ten percent (10%) of such Person’s consolidated annual revenues for the prior twelve (12) months or the equivalent amount with respect to the acquisition of any asset or group of related assets and (y) $25,000,000, and (B) regardless of whether the Restricted Period has expired, Seller causes the divestiture of all or substantially all of the Competing Business and completes such disposition within six (6) months of the date of the consummation of such acquisition.

(b) Seller will not, and will cause its Affiliates not to, for the period of two (2) years following the Closing Date, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person (i) hire, recruit or solicit or attempt to recruit or solicit, on its behalf or on behalf of any other Person, any employee of any Company Group Member or any employee of a Company Group Member who becomes an employee of Buyer and its other Affiliates, (ii) encourage any Person to hire, recruit or solicit any employee of any Company Group Member or any employee of a Company Group Member who becomes an employee of Buyer and its other Affiliates, (iii) solicit any customer of the Company Group or the Business who is or has been a customer of the Company Group or the Business for the twelve-month period prior to the Closing Date in its capacity as a customer of the Company Group or the Business, or (iv) otherwise encourage any Company Group Member or any officer of a Company Group Member who becomes an employee of Buyer and its other Affiliates to discontinue his or her employment with Buyer or one of its Affiliates (including the Company Group Members); provided that nothing in clause (i) and clause (ii) of this Section 5.20(b) shall prevent Seller or any of its Affiliates from (f) hiring or soliciting (1) any employee whose employment has been terminated by the Company Group or Buyer or (2) after 90 days from the date of termination of employment, any employee whose employment with the Company Group or Buyer has been terminated by the employee, provided, however, that such person being no longer employed cannot have been caused by Seller’s or its Affiliates’ encouragement to leave such employment or (g) making general solicitations in newspapers or similar mass media not targeted towards employees of the Business or the Company Group Members or their respective Affiliates and hiring any person therefrom.

(c) In the event a judicial or arbitral determination is made that any provision of this Section 5.20 constitutes an unreasonable or otherwise unenforceable restriction against Seller, the provisions of this Section 5.20 will be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect Seller. In this regard, any judicial authority construing this Agreement will be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 5.20 and to apply the provisions of this Section 5.20 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 5.20 is determined not to be specifically enforceable, Buyer will nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Seller. The time period during which the prohibitions set forth in this Section 5.20 will apply will be tolled and suspended for a period equal to the aggregate time during which Seller or its Affiliates violate such prohibitions in any respect.

(d) Any remedy at law for any breach of the provisions contained in this Section 5.20 would be inadequate and the Buyer will be entitled to injunctive relief in addition to any other remedy Buyer might have hereunder in accordance with Section 7.9.

(e) Notwithstanding anything to the contrary herein,

(i) nothing in Sections 5.20(a) and (b) and Section 5.20(c)(iii) shall restrict any Competing Business of any Person or any of its Affiliates (other than Seller or any of its Subsidiaries) that acquires a material interest in Seller or any of its Subsidiaries after the date of this Agreement, to the extent such Competing Business of such Person or its Affiliates is already existing as of the time of the consummation of such acquisition of such material interest; and

(ii) nothing in Section 5.20(c) shall restrict any Person or any of its Affiliates (other than Seller or any of its Subsidiaries) that acquires a material interest in Seller or any of its Subsidiaries after the date of this Agreement.

ARTICLE 6

TERMINATION

Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of Seller and Buyer;

(b) by Seller or Buyer by written notice to the other if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final and non-appealable Order is in effect permanently enjoining or preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement primarily results in or causes such Order;

(c) by Seller or Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before December 31, 2022 (the “Outside Date”); provided, that if the failure to consummate the transactions contemplated hereby by the Outside Date is a result of a continuing investigation by a Governmental Entity under Antitrust Laws or the applicable waiting period under the HSR Act relating to the transactions contemplated hereby not having expired or been terminated, then, upon written notice and election provided by Seller or Buyer, the Outside Date may upon such notice and election be extended once for up to an additional seventy-five (75) days thereafter; provided, further, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement which material breach has been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d) by Seller, if Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Seller’s obligations to consummate the transactions contemplated hereby set forth in Section 2.7(a) or Section 2.6(c) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Buyer by Seller, cannot be cured or has not been cured by the earlier of the Outside Date and fifteen (15) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to Seller if the Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement which breach would give rise to a failure of a condition set forth in Section 2.7(a) or Section 2.6(c); and

(e) by Buyer, if the Seller breaches in any material respect any of its representations or warranties contained in this Agreement or the Seller breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(b) or Section 2.7(b) or Section 2.6(a)(iii) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Seller by Buyer, cannot be cured or has not been cured by the earlier of the Outside Date and fifteen (15) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 6.1(e) shall not be available to Buyer if Buyer is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement which breach would give rise to a failure of a condition set forth in Section 2.6(b) or Section 2.7(b) or Section 2.6(a)(iii);

(f) by Seller, upon written notice to Buyer, if: (i) all of the conditions to Closing set forth in Section 2.6(a) and Section 2.6(b) were satisfied or validly waived by Buyer in writing (other than those conditions that by their terms are to be satisfied at the Closing; provided that such conditions shall have been capable of being satisfied as of the time that the Closing were to occur pursuant to Section 2.5), (ii) Buyer shall have failed to consummate the Closing by the date the Closing should have occurred pursuant to Section 2.5, (iii) at any time after when Closing should have occurred pursuant to Section 2.5, Seller has delivered irrevocable written notice to Buyer that (A) all of the conditions set forth in Section 2.6(a) and Section 2.6(b) have been satisfied or validly waived by Buyer in writing (other than those conditions that by their terms are to be satisfied at the Closing but such conditions are capable of being satisfied if the Closing were to occur on the date of such notice), and (B) Seller is ready, willing and able to consummate the transactions contemplated by this Agreement, and (iv) Buyer fails to complete the Closing within three (3) Business Days after the delivery of such notice by Seller.

Section 6.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 6.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and the agreements contained in Section 5.6, Section 5.7, this Section 6.2 and Article 7 of this Agreement survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall (i) relieve any Party from any Liability arising out of or incurred as a result of Fraud or its willful and material breach of the terms of this Agreement prior to such termination (which Buyer acknowledges and agrees in connection with any petition by Seller for a court to award damages in connection with any willful and material breach by Buyer of the terms and conditions of this Agreement), damages shall not be limited to reimbursement of expenses or out-of-pocket costs and may include, to the extent proven, the benefit of the bargain lost by Seller and its direct and indirect equityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money) or (ii) impair the right of the non-breaching Party to seek specific performance by the other Party of such Party’s obligations under this Agreement.

ARTICLE 7

GENERAL PROVISIONS

Section 7.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 7.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, sent by email (read receipt requested) prior to 5:00 p.m. Central Time on a Business Day or sent by reputable overnight express courier (charges prepaid), or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Buyer and Seller shall be sent to the addresses indicated below:

To Buyer:

Baker Hughes Holdings LLC
Attention:	Kirsten Wilson, Senior Counsel, Global M&A
E-mail:	kirsten.wilson@bakerhughes.com

with a copy (which shall not constitute notice) to:

Baker Hughes Limited
Attention:	John L. Keffer, Vice President, Legal – Global M&A
E-mail:	john.keffer@bakerhughes.com

and

McDermott Will & Emery LLP (US)
1180 Peachtree Street, NE, Suite 3350
Atlanta, Georgia 30309-3450
Attention:	Sam Snider; Nathan Mihalik
E-mail:	ssnider@mwe.com; nmihalik@mwe.com

To Seller:

TEAM, Inc.
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478

Attention:	André C. Bouchard, Executive Vice President,
Administration, Chief Legal Officer and Secretary
E-mail:	Butch.Bouchard@TeamInc.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:	Sean T. Wheeler, P.C.
Cephas Sekhar
E-mail:	sean.wheeler@kirkland.com
cephas.sekhar@kirkland.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. In the event the Company or any of its respective successors or assigns, (a) consolidates with or merges into any other Person or (b) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Company, as applicable, shall be deemed to have assumed the obligations set forth in Section 5.11.

Section 7.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 7.5 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The phrase “ordinary course of business” shall mean, with respect to any Person, any action taken by such Person in the ordinary course of such Person’s business consistent with past custom and practice. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Words in the singular or the plural include the plural or the singular, as the case may be. The word “or” is not exclusive and shall have the meaning represented by the phrase “and/or.” Except where otherwise expressly provided in this Agreement, references to currency, monetary values and dollars set forth in this Agreement shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States currency; provided that any foreign currency amounts shall be converted between U.S. dollars and local currency using an exchange rate that will be the closing mid-point real spot rate as of the second (2nd) Business Day prior to the applicable date of payment or other calculation (and, for the Estimated Closing

Statement, as of the second (2nd) Business Day prior to the date Seller delivers the Estimated Closing Statement to Buyer) as published in Bloomberg for U.S. dollars to amounts of such foreign currency. All references to Laws, statutes and related regulations shall include all amendments of the same and any successor or replacement Laws, statutes and regulations. References to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto). Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days,” and the terms “year” and “years” mean and refer to calendar year(s). The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 7.6 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated hereby exclusively in Contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 7.7 Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by email (or PDF), each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email (or PDF) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 7.8 Governing Law; Waiver of Jury Trial; Jurisdiction. The Laws of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT

EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate courts therefrom within the State of Delaware (or if the Chancery Court or the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) in any Proceeding arising out of or relating to this Agreement and irrevocably agrees that all claims in respect of the Proceeding shall be heard and determined in any such court. Each Party also agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Nothing in this Section 7.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 7.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled.

Section 7.10 No Third-Party Beneficiaries. Except as otherwise set forth in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (for the avoidance of doubt, other than in respect of the D&O Indemnified Persons, Non-Party Affiliates and as set forth in the last sentence of Section 7.11, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder).

Section 7.11 Legal Representation. Seller and Buyer hereby agree, on their own behalf and on behalf of their current and future directors, managers, members, partners, officers, equityholders, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that Kirkland & Ellis LLP (“K&E”) (or any successor thereto) following the Closing may represent Seller or any direct or indirect director, manager, member, partner, officer, employee, equityholder or Affiliate thereof (excluding for the avoidance of doubt the Company Group Member and their respective direct or indirect directors, managers, members, partners, officers, employees, equityholders or Affiliate on and after the Closing), in connection with any dispute, Proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation, the “Post-Closing Representation”) notwithstanding any continued representation of the Company Group in connection with the transactions contemplated by this Agreement, and Buyer (on behalf of itself and the Waiving Parties) hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto.

Buyer acknowledges that the foregoing provision applies whether or not K&E provides legal services to Seller or their Affiliates after the Closing Date. Buyer, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among K&E, the Company, Seller and/or any director, officer, manager, member, equityholder, employee or representative of any of the foregoing occurring prior to the Closing and directly made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing (collectively, the “Privileged Communications”), are privileged communications unless finally adjudicated to be not privileged by a court of law and the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong solely to Seller and may be exclusively controlled by Seller and shall not pass to or be claimed by Buyer or the Company Group, and from and after the Closing, none of Buyer, any Company Group Member or any Person purporting to act on behalf of or through Buyer, any Company Group Member or any of the Waiving Parties, will seek to obtain the same by any process. Such Privileged Communications are the property of Seller and, from and after the Closing, Buyer, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or other rights to any evidentiary privilege with respect to any such Privileged Communication occurring prior to the Closing in any action against or involving Seller or their respective Affiliates after the Closing. For the avoidance of doubt, the Privileged Communications may be used by Seller or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any Company Group Member, on the one hand, and a third party other than Seller or their respective Affiliates, on the other hand, Buyer and any Company Group Member may assert the attorney-client privilege to prevent disclosure of Privileged Communications to such third party; provided, however, that neither Buyer nor its Subsidiaries (including, following the Closing, any Company Group Member) may waive such privilege without the prior written consent of Seller. The Parties further agree that K&E and its respective partners and employees are third party beneficiaries of this Section 7.11.

Section 7.12 Schedules. All Schedules and Exhibits attached hereto or referred to herein and the recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the Schedule to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in these Schedules or this Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. No disclosure in the Schedules relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party (excluding for the avoidance of doubt the Parties) may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, Seller expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 7.13 No Recourse Against Non-Parties. All claims or causes of action (whether in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties. No Person who is not a named Party to this Agreement, including any past, present or future direct or indirect director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of any named Party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

Section 7.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Remainder of Page Left Blank.]

Each of the undersigned has caused this Equity Purchase Agreement to be duly executed as of the date first above written.

BUYER:

By:	/s/ Mike Csizmadia
Name:	Mike Csizmadia
Title:	Authorized Signatory

SELLER:

By:	/s/ Andrè C. Bouchard
Name:	Andrè C. Bouchard
Title:	EVP – Administration, Chief Legal Officer
& Secretary

Signature Page to Equity Purchase Agreement

EXHIBIT A

TERRITORY

[Omitted.]

EXHIBIT B

SELLER BRING DOWN CERTIFICATE

BRING-DOWN CERTIFICATE

OF

TEAM, INC.

[•], 2022

This Certificate is delivered in accordance with Section 2.7(a)(i) of the Equity Purchase Agreement (the “Purchase Agreement”), dated as of August 14, 2022, by and between Team, Inc., a Delaware corporation (“Seller”), and Baker Hughes Holdings LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer shall be referred to herein from time to time each as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1 of the Purchase Agreement.

The undersigned, solely in [his/her] capacity as a duly authorized officer of Seller, and not individually, hereby certifies on behalf of Seller to Buyer as follows:

(a)

Each of (A) the Seller Fundamental Representations (other than the representations and warranties in Section 3.4) are true and correct in all respects, except for de minimis inaccuracies, at and as of the date hereof as though such Seller Fundamental Representations were made at and as of the date hereof (or if such representations and warranties expressly relate to a specific date, as of such specific date), (B) the representations and warranties of the Seller set forth in Section 3.4 shall be true and correct in all material respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, as of such specific date), and (C) the representations and warranties of the Seller set forth in Article 3 of this Agreement (other than the Seller Fundamental Representations and the representations and warranties in Section 3.4), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), are true and correct in all respects at and as of the date hereof as though such representations and warranties were made at and as of the date hereof (or if such representations and warranties expressly relate to a specific date, as of such specific date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	The Seller has performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

(c)

From the date of the Purchase Agreement, there has not occurred any Material Adverse Effect, nor any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed as of the date set forth above.

TEAM, INC.

By:
Name:
Title:

Exhibit B

to Equity Purchase Agreement

EXHIBIT C

STOCK POWER

For value received, the undersigned [•]hereby sells, assigns and transfers unto Buyer Ninety-Five Thousand shares of Class A Common Stock, par value $1.00 per share and Five Thousand shares of Class B Common Stock, par value $1.00 per share, of TQ ACQUISITION, Inc., a Texas corporation (the “Corporation”), standing in its name on the books of the Company represented by Certificate Numbers [•] and [•], and does hereby irrevocably constitute and appoint any officer of the Corporation as attorney to transfer the said securities on the books of the Corporation with full power of substitution in the premises.

Dated: [•]

TEAM, INC.

By
Name:
Title:

Exhibit C

to Equity Purchase Agreement

EXHIBIT D

[DATE], 2022

NON-FOREIGN STATUS AFFIDAVIT

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Team, Inc., a Delaware corporation (“Transferor”) the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations promulgated thereunder);

2.	Transferor is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is [•]; and

4.	Transferor’s office address is [•].

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Sincerely,

TEAM, INC.

By:
Name:
Title:

EXHIBIT E

BUYER BRING DOWN CERTIFICATE

BRING-DOWN CERTIFICATE

OF

BAKER HUGHES ENERGY SERVICES HOLDINGS LLC

[•], 2022

This Certificate is delivered in accordance with Section 2.7(b)(i) of the Equity Purchase Agreement (the “Purchase Agreement”), dated as of August 14, 2022, by and between Team, Inc., a Delaware corporation (“Seller”), and Baker Hughes Holdings LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer shall be referred to herein from time to time each as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1 of the Purchase Agreement.

The undersigned, solely in [his/her] capacity as a duly authorized officer of Buyer, and not individually, hereby certifies on behalf of Buyer to Seller as follows:

(a)

Each of (A) the Buyer Fundamental Representations are true and correct in all respects, except for de minimis inaccuracies, at and as of the date hereof as though such Buyer Fundamental Representations were made at and as of the date hereof (or if such representations and warranties expressly relate to a specific date, as of such specific date) and (B) the representations and warranties of Buyer set forth in Article 4 of the Purchase Agreement (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, are true and correct in all material respects at and as of the date hereof as though such representations and warranties were made at and as of the date hereof (or if such representations and warranties expressly relate to a specific date, as of such specific date).

(b)

Buyer has performed or complied in all material respects with all covenants required by the Purchase Agreement to be performed or complied with by Buyer on or prior to the Closing Date; provided, that the covenants to deliver monetary amounts pursuant to Section 2.7(b)(iv) of the Purchase Agreement have been complied with in all respects.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed as of the date set forth above.

BAKER HUGHES HOLDINGS LLC

By:
Name:
Title:

Exhibit E

to Equity Purchase Agreement

EXHIBIT F

BINDER AGREEMENT AND R&W INSURANCE POLICY

[Omitted.]

Exhibit F

to Equity Purchase Agreement

EXHIBIT G

TRANSITION SERVICES AGREEMENT

[Omitted.]

Exhibit G

to Equity Purchase Agreement

SCHEDULE

PERMITTED LIENS

[Omitted.]

Permitted Liens Schedule

to Equity Purchase Agreement

SCHEDULE

WORKING CAPITAL

[Omitted.]

Working Capital Schedule

to Equity Purchase Agreement